OFFICE LEASE AGREEMENT
Between

Landlord:	PPF PARAMOUNT ONE MARKET PLAZA OWNER, L.P.,
a Delaware limited partnership
and

Tenant:	VELTI USA, INC.,
a Delaware corporation
ONE MARKET PLAZA
SAN FRANCISCO, CALIFORNIA

TABLE OF CONTENTS
(continued)

LIST OF EXHIBITS
A-1    Suite 600
A-2    Suite 700A
B-1    Work Agreement -- Tenant Managed Construction
B-2    Work Agreement -- Landlord Managed Construction
C    Form of SNDA
D    Rules and Regulations
E    Parking Agreement
F    Form of Guaranty
G    Asbestos Notification
H    Form of Letter of Credit

BASIC LEASE PROVISIONS
The following sets forth some of the basic provisions of the Lease (the “Basic Lease Provisions”). In the event of any conflict between the terms of these Basic Lease Provisions and the referenced Sections of the Lease, the referenced Sections of the Lease shall control.
Building (Section 1): The 43-story office tower (the “Spear Tower”), the 28-story office tower (the “Steuart Tower”), the 6-story base out of which such towers rise, the glass enclosed galleria and a portion of the ground floor of the Southern Pacific Transportation Company General Office Building (currently known as the Landmark Building), together with all appurtenant plazas, subgrade areas and garages bounded by Market, Spear, Mission and Steuart Streets in the City of San Francisco, California, known collectively as One Market Plaza. The Building contains approximately 1,605,263 rentable square feet.
Property (Section 1): The Building and the parcel(s) of land on which it is located and, at Landlord’s discretion, the off-site parking facilities and other improvements, if any, serving the Building and the parcel(s) of land on which they are located.

Premises (Section 1):

Suites:	600 and 700A

Floors:	Sixth (6th) and Seventh (7th)

Tower:	Steuart Tower

Rentable Square Feet:	37,521 feet, as follows: Suite 600 contains 35,969 rentable square feet, and Suite 700A contains 1,552 rentable square feet

Term (Section 2):	66 months

Commencement Date (Section 2):	May 1, 2013

Expiration Date (Section 2):	October 31, 2018

Base Rent (Section 5):

Months of Term	Annual Rate Per Rentable Square Foot	Monthly Installment
Month 1 - Month 12	$50	$156,337.50*
Month 13 - Month 24	$51	$159,464.25
Month 25 - Month 36	$52	$162,591
Month 37 - Month 48	$53	$165,717.75
Month 49 - Month 60	$54	$168,844.5
Month 61 - Month 66	$55	$171,971.25
* Subject to abatement pursuant to Section 6(b) below.

Rent Payment Address (Section 6):

PPF PARAMOUNT ONE MARKET PLAZA OWNER, L.P. P.O. Box 11558 New York, NY 10286-1558 Tax ID No.: 06-1822510

Base Year (Section 7):

Tax Base Year:	2013

Operating Expense Base Year:	2013

Insurance Expense Base Year:	2013

Tenant’s Share (Section 7):	2.34%

Letter of Credit Amount (Section 10):	$1,031,827.50

Parking Spaces (Section 18): Initially, Fifteen (15) total Spaces (as defined in Exhibit E) consisting of:

(a) Three (3) unreserved Spaces in the On-Site Garage; and

(b) Twelve (12) unreserved Spaces in the Off-Site Garage.

Landlord’s Broker (Section 44):	Jones Lang LaSalle Americas, Inc.

Tenant’s Broker (Section 44):	Cushman & Wakefield of California, Inc.

Notice Addresses (Section 29):

Landlord	Tenant

PPF PARAMOUNT ONE MARKET PLAZA OWNER, L.P. c/o PARAMOUNT GROUP, INC. Spear Tower, One Market Plaza, Suite 345 San Francisco, CA 94105 Attention: Area Asset Manager/General Manager	VELTI USA, INC. 150 California St. 10th Floor San Francisco, CA 94111 Attn: Dir. of Administration

with a copy to:	Following commencement of Sedgwick Sub-sublease (defined below):

PARAMOUNT GROUP, INC. 1633 Broadway, Suite 1801 New York, NY 10019 Attention:Bernard A. Marasco	VELTI USA, INC. Steuart Street Tower, Ste 600 San Francisco, CA 94111 Attn: Dir. of Administration
Vice President of Leasing

Guarantor (Section 52):	Velti Plc, a public limited company formed under the laws of Jersey (Channel Islands)

OFFICE LEASE AGREEMENT
THIS OFFICE LEASE AGREEMENT (hereinafter called the “Lease”) is entered into as of __________, 2011 (the “Effective Date”), by and between the Landlord and Tenant identified above.
1.Premises and Common Areas.
(a)    Premises; Rentable Area. Landlord does hereby lease to Tenant and Tenant does hereby lease from Landlord the Premises identified in the Basic Lease Provisions, such Premises being further shown on the drawing attached hereto as Exhibit A and made a part hereof. The Premises shall be prepared for Tenant’s occupancy in the manner and subject to the provisions of the Work Agreement attached hereto as Exhibit B and made a part hereof. The “rentable square feet” or “rentable area” of the Premises has been determined based upon the ANSI/BOMA Z65.1-1996 standard promulgated by the Building Owners and Managers Association, as interpreted by Landlord’s architect for the Building. Landlord and Tenant agree that the rentable area of the Premises as described in Paragraph 3 of the Basic Lease Provisions has been confirmed and conclusively agreed upon by the parties. No easement for light, air or view is granted hereunder or included within or appurtenant to the Premises. At all times during the Term, but subject to any Casualty, Force Majeure Event (as such terms are defined below) or Landlord’s security procedures, Tenant shall have access to the Premises 24 hours a day, 7 days a week, 365 days a year.
(b)    Common Areas. Tenant shall have the nonexclusive right (in common with other tenants or occupants of the Building, Landlord and all others to whom Landlord has granted or may hereafter grant such rights) to use the Common Areas (defined below), subject to the Rules and Regulations (defined below). Landlord may at any time alter, renovate, rearrange, expand or reduce some or all of the Common Areas or temporarily close any Common Areas to make repairs or changes therein or to effect construction, repairs, or changes within the Building or Property, or to prevent the acquisition of public rights in such areas, or to discourage parking by parties other than tenants, and may do such other acts in and to the Common Areas as in its judgment may be desirable. Landlord may from time to time permit portions of the Common Areas to be used exclusively by specified tenants. Landlord may also, from time to time, place or permit customer service and information booths, kiosks, stalls, push carts and other merchandising facilities in the Common Areas. “Common Areas” shall mean any of the following or similar items, as so designated from time to time by Landlord: (a) the total square footage of areas of the Building devoted to nonexclusive uses such as ground floor lobbies, seating areas and elevator foyers; fire vestibules; mechanical areas; restrooms and corridors on all multi-tenant floors; elevator foyers and lobbies on multi-tenant floors; electrical and janitorial closets; telephone and equipment rooms; and other similar facilities in the Building maintained for the benefit of Building tenants, but shall not mean Major Vertical Penetrations (defined below); and (b) all parking garage vestibules; loading docks; locker rooms, exercise and conference facilities available for use by Building tenants (if any); walkways, roadways and sidewalks; trash areas; landscaped areas including courtyards, plazas and patios; and other similar facilities on the Property maintained for the benefit of Building tenants. As used herein, “Major Vertical Penetrations” shall mean the area or areas within Building stairs

(excluding the landing at each floor), elevator shafts, and vertical ducts that service more than one floor of the Building. The area of Major Vertical Penetrations shall be bounded and defined by the dominant interior surface of the perimeter walls thereof (or the extended plane of such walls over areas that are not enclosed). Major Vertical Penetrations shall exclude, however, areas for the specific use of Tenant or installed at the request of Tenant, such as special stairs or elevators.
(c)    Sedgwick Sublease. As of the Commencement Date, Tenant will be in occupancy of the Premises as a sub-subtenant pursuant to the provisions of that certain sub-sublease by and between Sedgwick LLP (“Sedgwick”), as sub-sublandlord, and Tenant, as sub-subtenant, dated as of July 1, 2011 (the “Sedgwick Sub-sublease”). Sedgwick subleases the Premises from Clifford Chance LLP (“Clifford Chance”) pursuant to a Sublease dated as of August 13, 2004 (the “Sedgwick Sublease”); Clifford Chance leases the Premises from Landlord pursuant to a Lease dated as of July 25, 2002 (as subsequently amended, the “Clifford Chance Lease”). Accordingly, Tenant will accept the Premises as of the Commencement Date in their then-current “as-is” condition. If and to the extent that the Sedgwick Sublease and the Clifford Chance Lease are both terminated prior to the Commencement Date (unless due to a default by Tenant under the Sedgwick Sub-Sublease which constitutes a default under the Clifford Chance Lease or due to casualty or condemnation), then so long as Tenant has fully complied with all the terms and conditions of the Sedgwick Sub-Sublease, Landlord agrees to recognize Tenant as a direct tenant of Landlord, as of the Effective Date of termination of the Sedgwick Sublease, upon the terms and conditions set forth in the Sedgwick Sub-Sublease, the same as if Landlord were the “Sub-Sublandlord” thereunder, for a term which expires on the day immediately preceding the Commencement Date, provided that the Rent payable for the Premises during any such period will be $35.00 per rentable square foot per annum, and during such period, Tenant will pay Operating Expenses, Taxes and Insurance Expenses pursuant to Article 7 below, provided that, for such purpose, the Base Year for Operating Expenses, Taxes and Insurance Expenses will be the calendar year 2003. Landlord represents to Tenant that (i) the foregoing represents the economic terms upon which Clifford Chance is obligated to pay Landlord for the Premises under the Clifford Chance Lease (except that there is not a separate category for Insurance Expenses in the Clifford Chance Lease), and (ii) as of the Effective Date, the aggregate Base Rent and Additional Rent which would be payable by Tenant for the Premises pursuant to the terms described in the immediately preceding sentence is $44.84 per rentable square foot per annum. Tenant may, from time to time, confirm the economic terms upon which Clifford Chance is obligated to pay Landlord for the Premises under the Clifford Chance Lease as follows: no more than once per calendar quarter, a representative of Tenant may, upon reasonable prior notice to Landlord, meet with a representative of Landlord in the Building’s management office, to view (but not photocopy) a copy of the then-current rental invoice to Clifford Chance.
(d)    Tenant Improvements. Landlord has agreed to provide an allowance to Tenant to be applied towards certain costs associated with the design and construction of improvements in the Premises (the “Tenant Improvements”, and said allowance being referred to as the “Allowance”). Tenant may elect to perform the Tenant Improvements itself, in which event Work Agreement attached hereto as Exhibit B-1 shall apply. Alternatively, Tenant may elect to have Landlord manage the construction of the Tenant Improvements, in which event, the Work Agreement attached hereto as Exhibit B-2 shall apply. Tenant shall have the right to the Allowance, and to construct the Tenant Improvements, at any time following the Effective Date and during the term of the Sedgwick Sub-sublease, provided that, prior to any disbursement of the Allowance by Landlord, Tenant shall notify Landlord as to whether Tenant has elected to manage the construction of the Tenant Improvements or Tenant has elected to retain Landlord to manage the construction of the Tenant Improvements. Following delivery of any such notice from Tenant, the applicable Work Agreement (i.e., either Exhibit B-1 or Exhibit B-2) will govern the design and construction of the Tenant Improvements and the disbursement of the Allowance.
(e)    Internal Stairwell. The parties acknowledge that, as of the Effective Date, there is an internal stairwell connecting the fifth (5th) and sixth (6th) floors of the Steuart Tower. Said stairwell was constructed by Sedgwick, and Sedgwick has the obligation, under the Sedgwick Sublease, to remove such stairwell on or before the expiration of the Sedgwick Sublease. Neither Landlord nor Tenant have any obligation to perform any work associated with the removal of the internal stairwell, but Landlord will use reasonable efforts to enforce Sedgwick’s obligation to remove such stairwell on a timely basis.
2.    Term. Tenant shall have and hold the Premises for the term (“Term”) identified in the Basic Lease Provisions, commencing on the Commencement Date specified in the Basic Lease Provisions (the “Commencement Date”). This Lease shall terminate at midnight on the Expiration Date specified in the Basic Lease Provisions (the “Expiration Date”), unless sooner terminated or extended pursuant hereto.
3.    [INTENTIONALLY OMITTED]
4.    Quiet Enjoyment. Tenant, upon payment in full of the required Rent (as defined below) and full performance of the terms, conditions, covenants and agreements contained in this Lease, shall peaceably and quietly have, hold and enjoy the Premises during the Term without interference by Landlord. Landlord shall not be responsible for the acts or omissions of any other tenant or third party that may interfere with Tenant’s use and enjoyment of the Premises, unless such tenant or third party is claiming rights to the Premises under, by, or through Landlord. This Section 4 is in lieu of any implied covenant of quiet enjoyment.
5.    Base Rent. Tenant shall pay to Landlord, at the address stated in the Basic Lease Provisions or at such other place as Landlord shall designate in writing to Tenant, annual base rent (“Base Rent”) in the amounts set forth in the Basic Lease Provisions.
6.    Rent Payment.
(a)    Generally. Base Rent shall be payable in equal monthly installments, due on the first day of each calendar month during the Term, in advance, in legal tender of the United States of America, without abatement, demand, deduction or offset whatsoever, except as may be expressly provided in this Lease. Tenant shall pay, as additional Rent, all other sums due from Tenant under this Lease (the term “Rent”, as used herein, means all Base Rent, additional Rent and all other amounts payable hereunder from Tenant to Landlord). Unless otherwise specified herein, all items of Rent (other than Base Rent and amounts payable pursuant to Section 7 below) shall be due and payable by Tenant on or before the date that is thirty (30) days after billing by Landlord. Rent shall be made payable to the entity, and sent to the address, Landlord designates (initially set forth in Paragraph 6 of the Basic Lease Provisions) and shall be made by good and sufficient check or by other means acceptable to Landlord.
(b)    Abatement. Notwithstanding Section 6(a) above to the contrary, so long as Tenant is not in Default, Tenant shall be entitled to an abatement of Base Rent for the calendar months of May, June, July, August, September and October, 2013 (the “Abatement Period”). The total amount of Base Rent abated during the Abatement Period is referred to herein as the “Abated Rent”. If Tenant is in Default at any time during the Term, (i) at Landlord’s option, all then-unamortized Abated Rent credited to Tenant prior to the occurrence of the Default (assuming amortization of Abated Rent on a straight-line basis over the Term) shall become due and payable to Landlord; and (ii) if the Default occurs prior to the expiration of the Abatement Period, there will be no further abatement of Base Rent pursuant to this Section 6(b). No such recapture by Landlord of the Abated Rent pursuant to clause (i) above shall constitute a waiver of any Default of Tenant or any election of remedies by Landlord.
7.    Operating Expenses, Taxes and Insurance Expenses.
(a)    Generally. Tenant agrees to reimburse Landlord throughout the Term, as additional Rent hereunder, for Tenant’s Share (defined below) of: (i) the annual Operating Expenses (as defined below) in excess of the Operating Expenses for the Operating Expense Base Year set forth in the Basic Lease Provisions (hereinafter called the “Base Year Expense Amount”); (ii) the annual Taxes (as defined below) in excess of the Taxes for the Tax Base Year set forth in the Basic Lease Provisions (hereinafter called the “Base Year Tax Amount”); and (iii) the annual Insurance Expenses (as defined below) in excess of the Insurance Expenses for the Insurance Expense Base Year set forth in the Basic Lease Provisions (hereinafter called the “Base Year Insurance Amount”). The term “Tenant’s Share” as used in this Lease shall mean the percentage determined by dividing the rentable square footage of the Premises by the rentable square footage of the Building and multiplying the quotient by 100. Landlord and Tenant hereby agree that Tenant’s Share with respect to the Premises initially demised by this Lease is as set forth in the Basic Lease Provisions. Tenant’s Share of excess Operating Expenses, excess Taxes and excess Insurance Expenses for any calendar year shall be appropriately prorated for any partial year occurring during the Term. The obligations of the parties pursuant to this Section 7 will survive the expiration or sooner termination of this Lease.
(b)    “Operating Expenses” shall mean all of those expenses incurred or paid by Landlord in operating, servicing, managing, maintaining and repairing the Property, including, without limitation, the Building, parking areas and Common Areas. Operating Expenses shall include, without limitation, the following: (1) all costs related to the providing of water, heating, lighting, ventilation, sanitary sewer, air conditioning and other utilities, but excluding those utility charges actually paid separately by Tenant or any other tenants of the Building; (2) janitorial and maintenance expenses, including: (A) janitorial services and janitorial supplies and other materials used in the operation and maintenance of the Building; and (B) the cost of maintenance and service agreements on equipment, window cleaning, grounds maintenance, pest control, security, trash removal, any compost and/or recycle program, and other similar services or agreements; (3) management fees (or a reasonable imputed charge for management fees if Landlord provides its own management services) and the market rental value (as reasonably determined by Landlord) of a management office; (4) the costs, including interest, amortized over the applicable useful life, of (A) any capital improvement made to the Building or Property by or on behalf of Landlord which is required under any governmental law or regulation (or any judicial interpretation thereof) or any insurance requirement that was not applicable to, and enforced against, the Building or Property as of the date of this Lease, or (B) any capital cost of acquisition and installation of any device or equipment designed or anticipated to improve the operating efficiency of any system within the Building or which is reasonably intended to reduce Operating Expenses and which is properly capitalized, or (C) the cost of any capital improvement or capital equipment which is made or acquired to improve the safety of the Building or Property or which represents the replacement of obsolete or worn-out equipment; (5) all services, supplies, repairs, replacements or other expenses directly and reasonably associated with servicing, maintaining, managing and operating the Building or Property, including, but not limited to the Building lobby, vehicular and pedestrian traffic areas and other Common Areas; (6) wages and salaries of Landlord’s employees (not above the level of Building or General Manager or such other title representing the on-site management representative primarily responsible for management of the Building) to the extent engaged in the maintenance, operation, repair and services of the Building, including taxes, insurance and customary fringe benefits; (7) legal and accounting costs (but not including legal costs incurred in collecting delinquent rent from any occupants of the Property); (8) costs to maintain and repair the Building and/or Property; (9) landscaping and security costs unless and to the extent that Landlord hires a third party to provide such services pursuant to a service contract and the cost of that service contract is already included in Operating Expenses as described above; and (10) costs or payments under any easement, license, operating agreement, declaration, restrictive covenant or other instrument pertaining to the sharing of costs by the Building or Property or related to the use or operation of the Building or Property.
Operating Expenses shall specifically exclude the following: (i) costs of alterations of tenant spaces (including all tenant improvements to such spaces); (ii) costs of capital improvements, except as provided in the preceding paragraph; (iii) depreciation, interest and principal payments on mortgages, and other debt costs, if any; (iv) real estate brokers’ leasing commissions or compensation and advertising and other marketing expenses; (v) payments to affiliates of Landlord for goods and/or services to the extent the same are materially in excess of what would be paid to non-affiliated parties of similar experience, skill and expertise for such goods and/or services in an arm’s length transaction; (vi) costs incurred or services or work performed for the singular benefit of another tenant or occupant (other than with respect to Common Areas of the Building); (vii) legal, space planning, construction, and other expenses incurred in procuring tenants for the Building or renewing or amending leases with existing tenants or occupants of the Building; (viii) costs of advertising and public relations, promotional costs and attorneys’ fees associated with the leasing of the Building; (ix) any expense to the extent that Landlord actually receives reimbursement from insurance, condemnation awards, other tenants or any other source (other than through the collection of Operating Expenses); (x) costs incurred in connection with the sale, financing, refinancing, mortgaging, or other change of ownership of the Building; (xi) all expenses in connection with the installation, operation and maintenance of any observatory, broadcasting facilities, luncheon club, athletic or recreation club, cafeteria, dining facility; (xii) Taxes; (xiii) Insurance Expenses; and (xiv) rental under any ground or underlying lease or leases.
(c)    “Taxes” shall mean all taxes and assessments of every kind and nature which Landlord shall become obligated to pay with respect to any calendar year of the Term or portion thereof because of or in any way connected with the ownership, leasing, or operation of the Building and the Property (inclusive of ten percent (10%) of the land under the adjoining Landmark Building), as well as any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Taxes shall also include any governmental assessments or the Property’s contribution towards a governmental cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided without charge by governmental agencies. Notwithstanding anything to the contrary contained herein, (i) Landlord shall include in Taxes each year hereunder (including, without limitation, the Tax Base Year) the amounts levied, assessed, accrued or imposed for such year, regardless of whether paid or payable in another year (except that, with respect to personal property taxes, Landlord shall include in Taxes the amounts paid during each such year), and Landlord shall each year make any other appropriate changes to reflect adjustments to Taxes for prior years (including, without limitation, the Tax Base Year) due to error by the taxing authority, supplemental assessment or other reason, regardless of whether Landlord uses an accrual system of accounting for other purposes (the amount of any tax refunds received by Landlord during the Term of this Lease shall be deducted from Taxes for the calendar year to which such refunds are attributable); (ii) the amount of special taxes and special assessments to be included shall be limited to the amount of the installments (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment payable for the calendar year in respect of which Taxes are being determined; (iii) the amount of any tax or excise levied by the State or the City where the Building is located, any political subdivision of either, or any other taxing body, on rents or other income from the Property (or the value of the leases thereon) to be included shall not be greater than the amount which would have been payable on account of such tax or excise by Landlord during the calendar year in respect of which Taxes are being determined had the income received by Landlord from the Building (excluding amounts payable under this subparagraph (iii)) been the sole taxable income of Landlord for such calendar year; (iv) if any portion of the Taxes in the Tax Base Year includes an assessment which is no longer payable in a subsequent calendar year, Taxes for the Tax Base Year shall be adjusted to eliminate the amount of the annual assessment originally included therein; and (v) Taxes shall also include Landlord’s reasonable costs and expenses (including reasonable attorneys’ fees) in contesting or attempting to reduce any Taxes. Taxes will not include income taxes (except those which may be included pursuant to subparagraph (iii) above), excess profits taxes, franchise, capital stock, transfer, and inheritance or estate taxes. Without limiting the generality of this Section 7(c), if at any time prior to or during the Term any sale, refinancing or change in ownership of the Building is consummated, and if Landlord reasonably anticipates that the Building will be reassessed for purposes of Taxes as a result thereof, but that such reassessment may not be completed during the calendar year in which such event is consummated, then for all purposes under this Lease, Landlord shall have the right to calculate Taxes applicable to such calendar year and thereafter based upon Landlord’s good faith estimate of the Taxes which will result from such reassessment. Upon the finalization of any such reassessment and Landlord’s determination of actual Taxes applicable to the Tax Base Year and all calendar years subsequent thereto, as applicable, Landlord shall adjust the applicable Taxes therefor and, upon such adjustment, Landlord or Tenant, as appropriate, shall promptly make such reconciliation payment (which, in the case of Landlord, may be made in the form of a credit against the installment(s) of Tenant’s Share of excess Taxes next coming due) as may be necessary in order that Tenant pays Tenant’s Share of actual Taxes for each such calendar year.
(d)    “Insurance Expenses” shall mean the amount paid or incurred by Landlord (i) in insuring all or any portion of the Property under policies of insurance, which may include commercial general liability insurance, property insurance, worker’s compensation insurance, rent interruption insurance, contingent liability and builder’s risk insurance, and any other insurance as may from time to time be maintained by Landlord and (ii) for deductible payments under any insured claims.
(e)    Cost Pools. Landlord shall have the right, from time to time, to equitably allocate some or all of the Operating Expenses and/or Insurance Expenses among different portions or occupants of the Building (the “Cost Pools”), in Landlord’s discretion. Such Cost Pools may, for example, include, but shall not be limited to, the office space tenants of the Building and the retail space tenants. The Operating Expenses and/or Insurance Expenses allocable to each such Cost Pool shall be allocated to such Cost Pool and charged to the tenants within such Cost Pool in an equitable manner.
(f)    Procedure. As soon as reasonably possible after the commencement of each calendar year following the Base Year, Landlord will provide Tenant with a statement of the estimated monthly installments of Tenant’s Share of excess Operating Expenses, excess Taxes and excess Insurance Expenses which will be due for the remainder of the calendar year in which the Commencement Date occurs or for the next ensuing calendar year, as the case may be. Landlord shall deliver to Tenant within one hundred twenty (120) days after the close of each calendar year (including the calendar year in which this Lease terminates), or as soon thereafter as reasonably practical, a statement (“Landlord’s Statement”) setting forth: (1) the actual amount of any increases in the Operating Expenses for such calendar year in excess of the Operating Expenses for the Operating Expense Base Year, (2) the actual amount of any increases in the Taxes for such calendar year in excess of the Taxes for the Tax Base Year and (3) the actual amount of any increases in the Insurance Expenses for such calendar year in excess of the Insurance Expenses for the Insurance Expense Base Year.
(i)    For each year following the Base Year, Tenant shall pay to Landlord, together with its monthly payment of Base Rent as provided in Section 5 above, as additional Rent hereunder, the estimated monthly installments of Tenant’s Share of the excess Operating Expenses, excess Taxes and excess Insurance Expenses for the calendar year in question. At the end of any calendar year, and upon Landlord’s completion of Landlord’s Statement for such year, if Tenant has paid to Landlord an amount in excess of Tenant’s Share of excess Operating Expenses, excess Taxes and excess Insurance Expenses for such calendar year, Landlord shall reimburse to Tenant any such excess amount (or shall apply any such excess amount to any amount then owing to Landlord hereunder, and if none, to the next due installment or installments of additional Rent due hereunder, at the option of Landlord); if Tenant has paid to Landlord less than Tenant’s Share of excess Operating Expenses, excess Taxes or excess Insurance Expenses for such calendar year, Tenant shall pay to Landlord any such deficiency within thirty (30) days after the date of delivery of the applicable Landlord’s Statement.
(ii)    For the calendar year in which this Lease terminates and is not extended or renewed, the provisions of this Section 7 shall apply, but Tenant’s Share of excess Operating Expenses, excess Taxes and excess Insurance Expenses for such calendar year shall be subject to a pro rata adjustment based upon the number of days in such calendar year prior to the expiration of the Term of this Lease. Tenant’s obligation to pay Tenant’s Share of excess Operating Expenses, excess Taxes and excess Insurance Expenses (or any other amounts) accruing during, or relating to, the period prior to expiration or earlier termination of this Lease shall survive such expiration or termination. Landlord may reasonably estimate all or any of such obligations within a reasonable time before, or any time after, such expiration or termination. Tenant shall pay the full amount of such estimate, and any additional amount due after the actual amounts are determined, in each case within thirty (30) days after Landlord sends a statement therefor. If the actual amount is less than the amount Tenant has paid as an estimate, Landlord shall refund the difference within thirty (30) days after such determination is made.
(iii)    If the Building is less than one hundred percent (100%) occupied throughout any calendar year of the Term, inclusive of the Base Year, then those Operating Expenses and Insurance Expenses for the calendar year in question which vary with occupancy levels in the Building (including for example, but not limited to, elevator maintenance costs and management fees) shall be increased by Landlord, for the purpose of determining Tenant’s Share of excess Operating Expenses and excess Insurance Expenses, to be the amount of Operating Expenses and Insurance Expenses which Landlord reasonably determines would have been incurred during that calendar year if the Building had been 100% occupied throughout such calendar year.
(g)    Other Taxes Payable by Tenant. In addition to payment of Tenant’s Share of excess Taxes, Tenant shall pay before delinquency any and all taxes levied or assessed and which become payable by Tenant (or directly or indirectly by Landlord) during the Term (excluding, however, state and federal personal or corporate income taxes measured by the net income of Landlord from all sources, capital stock taxes, and estate and inheritance taxes), whether or not now customary or within the contemplation of the parties hereto, which are based upon, measured by or otherwise calculated with respect to: (i) the gross or net rental income of Landlord under this Lease, including, without limitation, any gross receipts tax levied by any taxing authority, or any other gross income tax or excise tax levied by any taxing authority with respect to the receipt of the rental payable hereunder, except to the extent Landlord elects to include any of the foregoing in Taxes; (ii) the value of Tenant’s equipment, furniture, fixtures or other personal property located in the Premises; (iii) the possession, lease, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof; (iv) the value of any leasehold improvements, alterations or additions made in or to the Premises, regardless of whether title to such improvements, alterations or additions shall be in Tenant or Landlord; or (v) this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.
8.    Late Charge. Other remedies for non‑payment of Rent notwithstanding, if any monthly installment of Base Rent or additional Rent is not received by Landlord on or before the due date, or if any payment due Landlord by Tenant which does not have a scheduled due date is not received by Landlord on or before the thirtieth (30th) day following the date Tenant was invoiced for such charge, a late charge of five percent (5%) of such past due amount shall be immediately due and payable as additional Rent (provided, however, that Tenant shall be entitled to notice and a five (5) day grace period prior to the imposition of such late charge on the first (1st) occasion in any calendar year in which any installment of Rent is not paid when due); additionally, interest shall accrue on all delinquent amounts from the date past due until paid at the lower of (a) the rate of one and one-half percent (1-1/2%) per month or fraction thereof from the date such payment is due until paid, or (b) the highest rate permitted by applicable law (the “Interest Rate”).
9.    Partial Payment. No payment by Tenant or acceptance by Landlord of an amount less than the Rent herein stipulated shall be deemed a waiver of any other Rent due. No partial payment or endorsement on any check or any letter accompanying such payment of Rent shall be deemed an accord and satisfaction, but Landlord may accept such payment without prejudice to Landlord’s right to collect the balance of any Rent due under the terms of this Lease or any late charge or interest assessed against Tenant hereunder.
10.    Letter of Credit.
(a)    Generally. Concurrently with Tenant’s execution and delivery of this Lease to Landlord, Tenant shall deliver to Landlord, as collateral for the full performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer as a result of Tenant’s failure to comply with one or more provisions of this Lease, including, but not limited to, any post lease termination damages under Section 1951.2 of the California Civil Code, a standby, unconditional, irrevocable, transferable (and Tenant will be responsible for the payment of any transfer fee or charge imposed by the Issuing Bank, as defined below) letter of credit (the “Letter of Credit”) in the form of Exhibit H attached hereto or such other form approved in writing in advance by Landlord and containing the terms required herein, in the face amount of $1,031,827.50 (the “Letter of Credit Amount”), naming Landlord as beneficiary, issued (or confirmed) by a financial institution acceptable to Landlord (the “Issuing Bank”), permitting multiple and partial draws thereon from a location in San Francisco, California or Manhattan, New York (or, alternatively, permitting draws via overnight courier or facsimile), and otherwise in form acceptable to Landlord in its reasonable discretion. Tenant shall cause the Letter of Credit to be continuously maintained in effect (whether through replacement, amendment, renewal or extension) in the Letter of Credit Amount through the date (the “Final LC Expiration Date”) that is the later to occur of (x) the date that is forty-five (45) days after the scheduled expiration of the Term or any renewal Term and (y) the date that is forty-five (45) days after Tenant vacates the Premises and completes any restoration or repair obligations. If the Letter of Credit held by Landlord expires earlier than the Final LC Expiration Date (whether by reason of a stated expiration date or a notice of termination or non-renewal given by the Issuing Bank), Tenant shall deliver a new or amended Letter of Credit or certificate of renewal or extension to Landlord not later than thirty (30) days prior to the expiration or termination of the Letter of Credit then held by Landlord. Any renewal, amended or replacement Letter of Credit shall comply with all of the provisions of this Section 10, shall be irrevocable and transferable and shall remain in effect (or be automatically renewable) through the Final LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its reasonable discretion.
(b)    Drawing under Letter of Credit. Landlord, or its then managing agent, without prejudice to any other remedy provided in this Lease or by law, shall have the right to draw down an amount up to the face amount of the Letter of Credit if any of the following shall have occurred or be applicable: (i) such amount is due to Landlord under the terms and conditions of this Lease as a result of a Default by Tenant, or (ii) Tenant has filed a voluntary petition under the U. S. Bankruptcy Code or any State bankruptcy code (collectively, "Bankruptcy Code"), or (iii) an involuntary petition has been filed against Tenant under the Bankruptcy Code, or (iv) Tenant executes an assignment for the benefit of creditors, or (v) Tenant is placed into receivership or conservatorship, or becomes subject to similar proceedings under Federal or State law, or (vi) the Issuing Bank has notified Landlord that the Letter of Credit will not be renewed or extended through the Final LC Expiration Date. Upon any such draw, Landlord may use all or any part of the proceeds as set forth in this Section 10. In addition, if Tenant fails to furnish a renewal or replacement Letter of Credit at least thirty (30) days prior to the stated expiration date or other termination of the Letter of Credit then held by Landlord, Landlord may draw upon such Letter of Credit and hold the proceeds thereof in accordance with the terms of this Section 10.
(c)    Use of Proceeds by Landlord. The proceeds of the Letter of Credit shall constitute Landlord’s sole and separate property (and not Tenant’s property or the property of Tenant’s bankruptcy estate) and need not be segregated from any other funds of Landlord. Landlord may immediately upon any draw permitted hereunder (and without notice to Tenant except as may be expressly provided in this Lease) apply or offset the proceeds of the Letter of Credit: (i) against any Rent payable by Tenant under this Lease that is not paid when due following any applicable notice and cure periods; (ii) against all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it may suffer as a result of Tenant’s failure to comply with one or more provisions of this Lease, including any damages arising under Section 1951.2 of the California Civil Code following termination of this Lease; (iii) against any costs incurred by Landlord permitted to be reimbursed pursuant to this Lease (including reasonable attorneys’ fees); and (iv) against any other amount that Landlord may spend or become obligated to spend by reason of Tenant’s default for which Landlord shall be entitled to seek reimbursement in accordance with this Lease. Provided Tenant has performed all of its obligations under this Lease, Landlord agrees to pay to Tenant by the Final LC Expiration Date the amount of any proceeds of the Letter of Credit received by Landlord and not applied as allowed above; provided, that if prior to the Final LC Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed, in each case pursuant to a final court order not subject to appeal or any stay pending appeal.
(d)    Additional Covenants of Tenant.
(i)    Replacement of Letter of Credit if Issuing Bank No Longer Satisfactory to Landlord. If, at any time during the Term, Landlord determines that (A) the Issuing Bank is closed for any reason, whether by the Federal Deposit Insurance Corporation (“FDIC”), by any other governmental authority, or otherwise, or (B) the Issuing Bank fails to meet any of the following three ratings standards as to its unsecured and senior, long-term debt obligations (not supported by third party credit enhancement): (x) “A2” or better by Moody’s Investors Service, or its successor, (y) “A” or better by Standard & Poor’s Rating Service, or its successor; or (z) “A” or better by Fitch Ratings, or its successor, or (C) the Issuing Bank is no longer considered to be well capitalized under the “Prompt Corrective Action” rules of the FDIC (as disclosed by the Issuing Bank’s Report of Condition and Income (commonly known as the “Call Report”) or otherwise), or (D) the Issuing Bank has been placed into receivership by the FDIC, or has entered into any other form of regulatory or governmental receivership, conservatorship or other similar regulatory or governmental proceeding, or is otherwise declared insolvent or downgraded by the FDIC or other governmental authority, then, within ten (10) calendar days following Landlord’s notice to Tenant, Tenant shall deliver to Landlord a new Letter of Credit meeting the terms of this Section 10 issued by an Issuing Bank meeting Landlord’s credit rating standards and otherwise acceptable to Landlord, in which event, Landlord shall return to Tenant the previously held Letter of Credit. If Tenant fails to timely deliver such replacement Letter of Credit to Landlord, such failure shall be deemed a Default by Tenant under this Lease, without the necessity of additional notice or the passage of additional grace periods.
(ii)    Replacement of Letter of Credit Upon Draw. If, as result of any application or use by Landlord of all or any part of the Letter of Credit, the amount of the Letter of Credit plus any cash proceeds previously drawn by Landlord and not applied pursuant to Section 10(c) above shall be less than the Letter of Credit Amount, Tenant shall, within ten (10) days thereafter, provide Landlord with additional Letter(s) of Credit in an amount equal to the deficiency (or a replacement or amended Letter of Credit in the total Letter of Credit Amount), and any such additional (or replacement or amended) Letter of Credit shall comply with all of the provisions of this Section 10; notwithstanding anything to the contrary contained in this Lease, if Tenant fails to timely comply with the foregoing, the same shall constitute a Default by Tenant under this Lease, without the necessity of additional notice or the passage of additional grace periods. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

(e)    Nature of Letter of Credit. Landlord and Tenant (1) acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any law applicable to security deposits in the commercial context, including, but not limited to, Section 1950.7 of the California Civil Code, as such Section now exists or as it may be hereafter amended or succeeded (the “Security Deposit Laws”), (2) acknowledge and agree that the Letter of Credit (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (3) waive any and all rights, duties and obligations that any such party may now, or in the future will, have relating to or arising from the Security Deposit Laws. Without limiting the generality of the foregoing, Tenant hereby agrees that Landlord may claim those sums specified in Section 10(c) above and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by the acts or omissions of Tenant or Tenant's breach of this Lease, including any damages Landlord suffers following termination of this Lease, and/or to compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code.
(f)    Reduction in Letter of Credit Amount. Provided that Tenant has not previously been in Default prior to the effective date of the applicable reduction request and further provided that Tenant is not in Default at the time of such request (the “Reduction Conditions”), upon written request by Tenant, the face amount of the Letter of Credit may be reduced as follows. At any time, and from time to time, from and after May 1, 2015, Tenant may deliver a notice to Landlord, requesting a reduction in the Letter of Credit Amount, and including with such letter evidence, reasonably satisfactory to a landlord, that Tenant’s EBITDA (described below) for the immediately preceding fiscal year equals at least $78,000,000 (the “Reduction Threshold”). If Landlord approves Tenant’s EBITDA calculations (such approval not to be unreasonably withheld) and provided the Reduction Conditions are met, then the Letter of Credit Amount may be reduced as follows:

Tenant’s EBITDA	Amount of Reduction From Original Letter of Credit Amount
78,000,000-100,999,999	$171,971.5
101,000,000-131,999,999	$343,942.5
$132,000,000 or greater	$515,913.75
As used herein, “EBITDA” shall mean the figure arrived at by adding to Tenant’s net income for the relevant period Tenant’s (1) interest expenses, (2) taxes, (3) depreciation and amortization expenses, (4) acquisition related charges, (5) stock compensation, (6) equity method investment income, (7) foreign exchange gains and losses, and (8) other non-recurring expenses. Any request made by Tenant for a reduction in the Letter of Credit Amount must be accompanied, without limitation, by Tenant’s (x) audited income statement and (y) audited cash flow statement for the relevant period, prepared in accordance with generally accepted accounting principles and certified as true and correct by an officer of Tenant. If Landlord is satisfied that Tenant’s EBITDA exceeds the reduction Threshold, the Letter of Credit amount may be reduced (either through delivery of a new Letter of Credit in a face amount equal to the reduced Letter of Credit Amount, or through an amendment of the then-existing Letter of Credit). Tenant may request more than one reduction in the Letter of Credit Amount (for example, but not by way of limitation, if Tenant initially requests a reduction in the Letter of Credit Amount of $171,971.50, based upon Tenant having EBITDA in excess of the Reduction Threshold, but below $101,000,000.00, and the Letter of Credit Amount is reduced by $171,971.50, but Tenant subsequently establishes, in a future earnings period, that Tenant’s EBITDA has exceeded $101,000,000.00, but not exceeded $131,999,999.00, Tenant may request a further reduction in the Letter of Credit Amount such that the initial Letter of Credit Amount will have been reduced by an aggregate of $343,942.50). Notwithstanding of the foregoing provisions of this Section 10(f) to the contrary, in no event will the Letter of Credit Amount be reduced below $515,913.75.
11.    Use of Premises.
(a)    Generally. Tenant shall use and occupy the Premises for general office purposes of a type customary for first-class office buildings, including employee training, and for no other purpose. The Premises shall not be used for any illegal purpose, nor in violation of any valid regulation of any governmental body, nor in any manner to create any nuisance or trespass, nor in any manner which will void the insurance or increase the rate of insurance on the Premises or the Building, nor in any manner inconsistent with the first‑class nature of the Building, nor in any manner that would cause the occupancy level of the Premises to exceed the standard density limit for the Building.
(b)    Hazardous Materials.
(i)    Tenant shall not cause or permit the receipt, storage, use, location or handling on the Property (including the Building and Premises) of any product, material or merchandise which is explosive, highly inflammable, or a “Hazardous Material,” as that term is hereafter defined. “Hazardous Material” shall include all materials or substances which are listed in, regulated by or subject to any applicable federal, state or local laws, rules or regulations from time to time in effect, including, without limitation, hazardous waste (as defined in the Resource Conservation and Recovery Act); hazardous substances (as defined in the Comprehensive Emergency Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act); gasoline or any other petroleum product or by‑product or other hydrocarbon derivative; toxic substances (as defined by the Toxic Substances Control Act); insecticides, fungicides or rodenticides (as defined in the Federal Insecticide, Fungicide, and Rodenticide Act); and asbestos, radon and substances determined to be hazardous under the Occupational Safety and Health Act or regulations promulgated thereunder. Notwithstanding the foregoing, Tenant shall not be in breach of this provision as a result of the presence in the Premises of minor amounts of Hazardous Materials which are in compliance with all applicable laws, ordinances and regulations and are customarily present in a general office use (e.g., copying machine chemicals and kitchen cleansers).
(ii)    Without limiting in any way Tenant’s obligations under any other provision of this Lease, Tenant and its successors and assigns shall indemnify, protect, defend (with counsel approved by Landlord) and hold Landlord, its partners, officers, directors, shareholders, employees, agents, lenders, contractors and each of their respective successors and assigns (the “Indemnified Parties”) harmless from any and all claims, damages, liabilities, losses, costs and expenses of any nature whatsoever, known or unknown, contingent or otherwise (including, without limitation, attorneys’ fees, litigation, arbitration and administrative proceedings costs, expert and consultant fees and laboratory costs, as well as damages arising out of the diminution in the value of the Premises, the Property or any portion thereof, damages for the loss of the Premises or the Property or any portion thereof, damages arising from any adverse impact on the marketing of space in the Premises, and sums paid in settlement of claims), which arise during or after the Term in whole or in part as a result of the presence or suspected presence of any Hazardous Materials, in, on, under, from or about the Premises due to Tenant’s acts or omissions, except to the extent such claims, damages, liabilities, losses, costs and expenses arise out of or are caused by the act, negligence or willful misconduct of any of the Indemnified Parties. Landlord and its successors and assigns shall indemnify and hold Tenant and its successors and assigns harmless against all such claims or damages to the extent arising out of or caused by the act, negligence or willful misconduct of Landlord, its agents or employees. The indemnities contained herein shall survive the expiration or earlier termination of this Lease.
12.    Compliance with Laws.
(a)    By Tenant. Tenant, at its sole cost and expense, shall promptly comply with all laws, statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity which are now in force or which may hereafter be enacted or promulgated, including, without limitation, the Americans with Disabilities Act of 1990, as amended (collectively, “Law(s)”), regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises, but only to the extent such obligations are triggered by Tenant’s particular use of the Premises (as opposed to office use in general) or by work performed by or on behalf of Tenant in the Premises. In addition, Tenant, at its sole cost and expense, shall promptly comply with any Laws that relate to the Base Building (defined below) and/or any areas of the Building or the Property outside the Premises, but only to the extent such obligations are triggered by Tenant’s particular use of the Premises (as opposed to office use in general), Alterations or improvements in the Premises performed or requested by Tenant, or Tenant’s occupancy of the Premises in excess of the standard density limit for the Building. “Base Building” shall include the structural portions of the Building, the public restrooms and the Building mechanical, electrical, life-safety and plumbing systems and equipment located in the internal core of the Building. Tenant shall promptly provide Landlord with copies of any notices it receives regarding an alleged violation of Law. Notwithstanding the foregoing, Tenant, at Tenant's expense, may contest by appropriate proceedings in good faith the legality or applicability of any Law affecting the Premises, provided that (i) the Property or any part thereof (including the Premises) shall not be subject to being condemned or vacated by reason of non-compliance or otherwise by reason of such contest, (ii) no unsafe or hazardous condition remains unremedied as a result of such contest, (iii) such non-compliance or contest is not prohibited under any Security Documents (defined in Section 38) and Tenant posts any security required under such Security Documents in connection with such contest (or the non-compliance that is the subject thereof), (iv) such non‑compliance or contest shall not prevent Landlord from obtaining any and all permits and licenses then required by applicable Laws in connection with the operation of the Building, and (v) the Certificate of Occupancy for the Building (or any portion) is neither subject to being suspended by reason such of non-compliance or contest (any such proceedings instituted by Tenant being referred to herein as a “Compliance Challenge”). If Landlord may be subject to any civil fines or penalties or other criminal penalties or may be liable to any third party by reason of the Compliance Challenge, then Tenant shall furnish to Landlord, at Tenant's option, either (x) a bond of a surety company that is issued by, and in form and substance, reasonably satisfactory to Landlord, or (y) such other security that is reasonably satisfactory to Landlord, and, in either case, in an amount equal to one hundred twenty percent (120%) of the sum of (A) the cost of such compliance, (B) any criminal or civil penalties or fines that may accrue by reason of such non-compliance (as reasonably estimated by Landlord), and (C) the amount of such liability to third parties (as reasonably estimated by Landlord). If Tenant initiates any Compliance Challenge, then Tenant shall keep Landlord advised regularly as to the status of such proceedings. Landlord shall have the right to use the aforesaid bond or other security to satisfy any such fines or penalties that are levied or assessed against Landlord as a result of the Compliance Challenge; Landlord’s obligation to so return such bond or other security shall survive the expiration or sooner termination of this Lease. Landlord shall return to Tenant the aforesaid bond or other security (or the unapplied portion thereof, as the case may be), promptly after Tenant completes the Compliance Challenge. If Tenant institutes a Compliance Challenge which concludes on or after the date of expiration or termination of this Lease, Tenant’s obligations hereunder with respect to the compliance in question will survive the expiration or sooner termination of this Lease to the extent that the result of any Compliance Challenge is that Tenant is required to perform any compliance work.
(b)    By Landlord. Landlord shall comply with all Laws relating to the Base Building (exclusive of any Base Building systems that were constructed by or for the benefit of Tenant) and the Common Areas, provided that such compliance with Laws is not the responsibility of Tenant under this Lease, and provided further that Landlord’s failure to comply therewith would prohibit Tenant from obtaining or maintaining a temporary certificate of occupancy or its equivalent for the Premises, or would unreasonably and materially affect the safety of Tenant’s employees or create a significant health hazard for Tenant’s employees, or would otherwise materially, adversely affect Tenant’s use of the Premises. Notwithstanding the foregoing, Landlord shall have the right to contest in good faith any alleged violation of Law, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by Law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by Law. Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Section 12(b) to the extent consistent with the terms of Section 7(b) above.
13.    Waste Disposal. All normal trash and waste (i.e., waste that does not require special handling pursuant to the second sentence of this Section 13) shall be disposed of through the Building’s janitorial service. Tenant shall be responsible for the removal and disposal of any waste deemed by any governmental authority having jurisdiction over the matter to be hazardous or infectious waste or waste requiring special handling, such removal and disposal to be in accordance with any and all applicable Laws. Tenant agrees to separate and mark appropriately all waste to be removed and disposed of through the Building’s janitorial service and hazardous, infectious or special waste to be removed and disposed of by Tenant pursuant to the immediately preceding sentence.
14.    Rules and Regulations. The current rules and regulations of the Building, a copy of which is attached hereto as Exhibit D, and all reasonable rules and regulations and modifications thereto which Landlord may hereafter from time to time adopt and promulgate after notice thereof to Tenant (collectively, the “Rules and Regulations”) are hereby made a part of this Lease and shall be observed and performed by Tenant, its agents, employees and invitees.
15.    Services.
(a)    Generally. The normal business hours of the Building (“Building Service Hours”) shall be from 7:00 A. M. to 6:00 P.M. on Monday through Friday, exclusive of Building holidays as designated by Landlord in Landlord’s sole discretion (“Building Holidays”). Initially and until further notice by Landlord to Tenant, the Building Holidays shall be: New Year’s Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. Landlord shall furnish the following services during the Building Service Hours except as noted:
(i)    Passenger elevator service at all times;
(ii)    Heating, ventilation and air conditioning (“HVAC”) reasonably adequate to allow for the comfortable occupancy of the Premises, subject to governmental regulations and provided that the occupancy level of the Premises and the heat generated by electrical lighting and fixtures do not exceed the following thresholds:

(A)	Occupant Load: One (1) person per 200 rentable square feet; and

(B)	Equipment & Lighting Load: 3.0 watts per usable square foot.
(iii)    Water at all times for all restrooms and lavatories;
(iv)    Janitorial service Monday through Friday (exclusive of Building Holidays);
(v)    Electric power for lighting and outlets not in excess of the total watts per usable square foot of the Premises described in clause 15(a)(ii)(B) above at 100% connected load during Building Service Hours (the “Standard Electricity Allocation”) (Tenant shall pay for any electrical service in excess of the Standard Electricity Allocation); and

(vi)    Replacement of Building standard lamps and ballasts as needed from time to time.
(b)    Extra Services. Except as expressly set forth herein, Tenant shall have no right to any services in excess of those provided herein; however:
(i)    Tenant shall have the right to receive HVAC service during hours other than Building Service Hours by paying Landlord’s then standard charge for additional HVAC service and providing such prior notice as is reasonably specified by Landlord. The charge for after hours HVAC service as of the Effective Date is $260 per hour per floor, and $65 per hour per zone. The charge for fans only as of the Effective Date is $80 per hour per floor, and $20 per hour per zone. All of the foregoing charges are subject to change by Landlord during the Term;
(ii)    if Tenant is permitted to connect any supplemental HVAC units to the Building’s condenser water loop or chilled water line, such permission shall be conditioned upon Landlord having adequate excess capacity from time to time and such connection and use shall be subject to Landlord’s reasonable approval and reasonable restrictions imposed by Landlord, and Landlord shall have the right to charge Tenant a connection fee and/or a monthly usage fee, as reasonably determined by Landlord;
(iii)    Landlord shall have the right to measure Tenant’s electrical usage by commonly accepted methods, including the installation of measuring devices such as submeters and check meters. If it is determined that Tenant is using electricity in such quantities or during such periods as to cause the total cost of Tenant’s electrical usage, on a monthly, per rentable square foot basis, to exceed the Standard Electricity Allocation, Tenant shall pay Landlord as additional Rent the estimated cost of such excess electrical usage and, if applicable, for the cost of purchasing, installing and maintaining the measuring device(s);
(iv)    If Tenant installs or operates a server room or supplemental HVAC units or other forms of high-consumption equipment or areas, Landlord will have the right to install, at Tenant’s sole cost and expense, a separate electrical meter to measure Tenant’s electrical consumption in such areas or from such equipment and to require that Tenant pay Landlord directly for the electricity consumed in such areas or by such equipment, on a monthly basis, within ten (10) days after the delivery of an invoice from Landlord; and
(v)    if Tenant uses any other services in an amount or for a period in excess of that provided for herein, then Landlord reserves the right to charge Tenant as additional Rent hereunder a reasonable sum as reimbursement for the cost of such added services, and to charge Tenant for the cost of any administrative time, additional equipment or facilities or modifications thereto which are necessary to provide the additional services, and/or to discontinue providing such excess services to Tenant.
(c)    Interruptions. Landlord shall not be liable for any damages directly or indirectly resulting from the interruption in any of the services described above, nor shall any such interruption entitle Tenant to any abatement of Rent or any right to terminate this Lease or be deemed an eviction, constructive or actual. Landlord shall use reasonable efforts to furnish uninterrupted services as required above. Tenant hereby waives the provisions of California Civil Code Section 1932(1) and any other applicable existing or future Law permitting the termination of this Lease due to an interruption, failure or inability to provide any services. Notwithstanding the foregoing, in the event that any interruption or discontinuance of services provided by Landlord pursuant to Section 15(a) above (i) was within the reasonable control of Landlord to prevent (and was not caused in any way by the act or omission of Tenant or Tenant’s employees, agents, invitees or contractors), (ii) continues beyond five (5) business days after the date of delivery of written notice from Tenant to Landlord, (iii) materially and adversely affects Tenant’s ability to conduct business in the Premises, or any material portion thereof, and (iv) on account of such interruption or disturbance Tenant ceases doing business in the Premises or such portion thereof, Base Rent shall abate proportionately, beginning on the sixth (6th) business day after delivery of said notice and continuing for so long as Tenant remains unable to (and in fact does not) conduct its business in the Premises or such portion thereof. To the extent within Landlord’s reasonable control, Landlord agrees to use reasonable efforts to restore such interrupted or discontinued service as soon as reasonably practicable.
16.    Telephone and Data Equipment. Landlord shall have no responsibility for providing to Tenant any telephone or data equipment, including wiring, within the Premises or for providing telephone or data service or connections to the Premises, except as required by Law. Tenant shall not alter, modify, add to or disturb any telephone or data wiring in the Premises or elsewhere in the Building without the Landlord’s prior written consent. Tenant shall be liable to Landlord for any damage to the telephone or data wiring in the Building due to the act, negligent or otherwise, of Tenant or any employee, agent, invitee or contractor of Tenant. Tenant shall have no access to the telephone or data closets within the Building, except in the manner and under procedures established by Landlord. Tenant shall promptly notify Landlord of any actual or suspected failure of telephone or data service to the Premises. All costs incurred by Landlord for the installation, maintenance, repair and replacement of telephone or data wiring within the Building shall be an Operating Expense unless and to the extent Landlord is separately reimbursed for such costs by any tenants of the Building. Landlord shall not be liable to Tenant and Tenant waives all claims against Landlord whatsoever, whether for personal injury, property damage, loss of use of the Premises, or otherwise, due to the interruption or failure of telephone or data services to the Premises, except to the extent caused by the gross negligence or willful misconduct of Landlord, its agents, or employees. All electronic, fiber, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant is referred to herein as “Cable”. Landlord may designate specific contractors with respect to oversight, installation, repair, connection to, and removal of vertical Cable. All Cable shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Cable with wire) to show Tenant’s name, suite number, and the purpose of such Cable (i) every 6 feet outside the Premises (specifically including, but not limited to, the electrical room risers and any Common Areas), and (ii) at the termination point(s) of such Cable.
17.    Signs.

(a)    Generally. Tenant shall not paint or place any signs, placards, or other advertisements of any character upon the windows of the Premises (except with the prior consent of Landlord, which consent may be withheld by Landlord in its absolute discretion), and Tenant shall place no signs upon the outside walls, the Common Areas or the roof of the Building.
(b)    Building-Standard Signage. Landlord, at Landlord’s sole cost and expense, shall initially provide Tenant with Building-standard signage in the Building’s ground floor lobby, in the elevator lobby on the seventh (7th) floor of the Steuart Tower and at the entrance to Suite 700A. Any subsequent changes to, or revisions or replacements of such signage, shall be at Tenant’s sole cost and expense.
(c)    Custom Signage. Tenant will be entitled to install custom signage identifying Tenant in the elevator lobby on the sixth (6th) floor of the Steuart Tower, provided that Landlord’s prior written consent (not to be unreasonably withheld or delayed) is produced for the materials and method of installation of such signage. Any such signage will be automatically deemed a Specialty Alteration for the purposes of Section 22 below.
18.    Parking. Tenant will have the license to park in the number of Spaces described in the Basic Lease Provisions pursuant to the terms of Exhibit E attached hereto.
19.    Force Majeure. In the event of a strike, lockout, labor trouble, civil commotion, an act of God, or any other event beyond a party’s control (a “Force Majeure Event”) which results in such party being unable to timely perform its obligations hereunder (other than the inability to pay any amount due hereunder), and so long as such party diligently proceeds to perform such obligations after the end of such Force Majeure Event, such party shall not be in breach hereunder.
20.    Repairs and Maintenance By Landlord. Tenant, by taking possession of the Premises, shall accept and shall be held to have accepted the Premises as suitable for the use intended by this Lease. In no event shall Tenant be entitled to compensation or any other damages or any other remedy against Landlord in the event the Premises are not deemed suitable for Tenant’s use. Landlord shall not be required, after possession of the Premises has been delivered to Tenant, to make any repairs or improvements to the Premises, except as expressly set forth in this Lease. Except for damage caused by Casualty or any Taking (which shall be governed by Sections 23 and 24 below), and subject to normal wear and tear, Landlord shall maintain in good repair (i) the structural elements of the Building, including the exterior walls and foundation, (ii) the Common Areas, and (iii) the mechanical, electrical, plumbing and HVAC systems which serve the Building in general, provided such repairs are not occasioned by Tenant or any employee, agent, invitee or contractor of Tenant. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932, and Sections 1941 and 1942 of the California Civil Code, and any similar or successor Laws now or hereafter in effect.
21.    Repairs By Tenant. Except as described in Section 20 above, Tenant shall, at its sole cost and expense, maintain the Premises in good repair and in a neat and clean, first-class condition, including making all necessary repairs and replacements. Tenant’s repair and maintenance obligations include, without limitation, repairs to: (a) floor coverings; (b) interior partitions; (c) doors; (d) the interior side of demising walls; (e) Alterations (as defined in Section 22); (f) supplemental air conditioning units, kitchens (including hot water heaters), plumbing, and similar facilities exclusively serving Tenant, whether such items are installed by or on behalf of Tenant or are currently existing in the Premises (except to the extent such facilities are part of the Building systems, which shall be governed by Section 20 above) and (g) Cable. Tenant shall further, at its own cost and expense, repair or restore any damage or injury to all or any part of the Building or Property caused by Tenant or Tenant’s agents, employees, invitees or contractors, including but not limited to any repairs or replacements necessitated by (i) the construction or installation of improvements to the Premises by or on behalf of Tenant, and (ii) the moving of any property into or out of the Premises; at Landlord’s option, Landlord will perform such work and Tenant will pay Landlord the cost thereof plus a commercially reasonable administrative fee. If Tenant fails to make any repairs or replacements required pursuant to this Section 21 within fifteen (15) days after notice from Landlord (or within such shorter period as Landlord may specify in the event of an emergency), Landlord may, at its option, upon prior reasonable notice to Tenant (except in an emergency) make the required repairs or replacements and the costs of such repairs or replacements (including Landlord’s administrative charge) shall be charged to Tenant as additional Rent and shall be due and payable within thirty (30) days following written demand.
22.    Alterations and Improvements/Liens.
(a)    Generally. Except for minor, decorative alterations performed below the ceiling of the Premises which do not affect the Building’s structure or systems, will not create excessive noise or result in the dispersal of odors or debris (including dust or airborne particulate matter), are not visible from outside the Premises, do not require the procurement of a building permit and do not cost in excess of $25,000.00 per calendar quarter, Tenant shall not make or allow to be made any alterations, physical additions or improvements in or to the Premises (“Alterations”) without first obtaining in writing Landlord’s written consent for such Alterations, which consent will not be unreasonably withheld; provided, however, that such consent may be granted or withheld in Landlord’s sole discretion if the Alterations will affect the Building’s structure or systems, or will be visible from outside the Premises. Prior to starting work, Tenant shall furnish Landlord with plans and specifications (which shall be in CAD format if requested by Landlord); names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to the Base Building and vertical Cable and may also require that Tenant use only union labor for any work in the Building); required permits and approvals; evidence of contractors’ and subcontractors’ insurance in amounts reasonably required by Landlord and naming Landlord, any successor to Landlord, Landlord’s property manager, and their respective members, beneficiaries, partners, officers, directors, employees and agents and such other persons or entities as Landlord may reasonably request as additional insureds (any contract between Tenant and Tenant’s contractors must expressly require that Landlord and such other parties be so designated as additional insureds and Landlord must be provided with a copy of the relevant endorsement); and any security for payment and performance in amounts reasonably required by Landlord. Tenant shall reimburse Landlord for any sums paid by Landlord for third party examination of Tenant’s plans for Alterations. Landlord’s approval of an Alteration shall not be deemed a representation by Landlord that the Alteration complies with Law. In addition, Tenant shall pay Landlord a fee for

Landlord’s oversight and coordination of any Alteration equal to five percent (5%) of the total cost of the Alteration, to the extent the cost of the Alteration is equal to or less than $500,000.00; plus four percent (4%) of the cost of the Alteration to the extent that the cost of the Alteration is in excess of $500,000.00, but not more than $1,000,000.00; plus three percent (3%) of any portion of the cost of the Alteration in excess of $1,000,000.00. Upon completion, Tenant shall furnish Landlord with at least three (3) sets of “as-built” plans (as well as a set in CAD format, if requested by Landlord) for Alterations, completion affidavits and full and final, unconditional waivers of lien and will cause a Notice of Completion to be recorded in the Office of the Recorder of the County of San Francisco in accordance with Section 3093 of the California Civil Code or any successor statute and will timely provide all notices required under Section 3259.5 of the California Civil Code or any successor statute. Any Alterations shall at once become the property of Landlord; provided, however, that Landlord, at its option, concurrently with Landlord’s approval of any Specialty Alterations (defined below) may require Tenant to remove any Alterations prior to the expiration or sooner termination of this Lease. All costs of any Alterations (including, without limitation, the removal of any Specialty Alterations) shall be borne by Tenant. If Tenant fails to promptly complete the removal of any Specialty Alterations and/or to repair any damage caused by the removal, Landlord may do so and may charge the cost thereof to Tenant. All Alterations shall be made in a good, first‑class, workmanlike manner and in a manner that does not disturb other tenants (i.e., any loud work must be performed during non‑business hours) in accordance with Landlord’s then-current guidelines for construction, and Tenant shall maintain appropriate liability and builder’s risk insurance throughout the construction. Tenant will indemnify, defend, protect and hold Landlord harmless from and against any and all claims for injury to or death of persons or damage or destruction of property arising out of or relating to the performance of any Alterations by or on behalf of Tenant. Under no circumstances shall Landlord be required to pay, during the Term (as the same may be extended or renewed), any ad valorem or property tax on such Alterations, Tenant hereby covenanting to pay all such taxes when they become due. As used herein, “Specialty Alterations” shall mean Alterations that (i) perforate, penetrate or require reinforcement of a floor slab (including, without limitation, interior stairwells or high-density filing or racking systems), (ii) consist of the installation of a raised flooring system, (iii) consist of the installation of a vault or other similar device or system intended to secure the Premises or a portion thereof in a manner that exceeds the level of security necessary for ordinary office space, (iv) involve material plumbing connections (such as, for example but not by way of limitation, kitchens, saunas, showers, and executive bathrooms outside of the Building core and/or special fire safety systems), (v) consist of the dedication of any material portion of the Premises to non-office usage (such as classrooms), or (vi) consist of non-Building standard improvements, fixtures or finishes.
(b)    Liens. Nothing contained in this Lease shall authorize or empower Tenant to do any act which shall in any way encumber Landlord’s title to the Building, Property, or Premises, nor in any way subject Landlord’s title to any claims by way of lien or encumbrance, whether claimed by operation of law or by virtue of any expressed or implied contract of Tenant, and any claim to a lien upon the Building, Property or Premises arising from any act or omission of Tenant shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Building, Property, and Premises. If Tenant has not removed any such lien or encumbrance or (provided that Tenant is in good faith contesting such lien or encumbrance) delivered to Landlord a title indemnity, bond or other security reasonably satisfactory to Landlord, within twenty (20) days after written notice to Tenant by Landlord, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for making any investigation as to the validity thereof, and the amount so paid shall be deemed additional Rent reserved under this Lease due and payable forthwith.
23.    Destruction or Damage.
(a)    Completion Estimate. If, as a result of fire or other casualty (each, a “Casualty”), all or any portion of the Premises becomes untenantable or inaccessible, Landlord, with reasonable promptness, shall cause a general contractor selected by Landlord to provide Landlord with a written estimate of the amount of time required, using standard working methods, to substantially complete the repair and restoration of the Premises and any Common Areas necessary to provide access to the Premises (“Completion Estimate”). Landlord shall promptly forward a copy of the Completion Estimate to Tenant. If the Completion Estimate indicates that the Premises or any Common Areas necessary to provide access to the Premises cannot be made tenantable within two hundred ten (210) days from the date the repair is started (when such repair is made without the payment of overtime or other premiums), then either Landlord or Tenant shall have the right to terminate this Lease upon written notice delivered to the other within thirty (30) days following delivery of the Completion Estimate. In addition, Landlord, by notice delivered to Tenant within ninety (90) days after the date of the Casualty, shall have the right to terminate this Lease if the Building or Property shall be damaged by Casualty, whether or not the Premises are affected, and one or more of the following conditions is present: (i) in Landlord’s reasonable judgment, repairs cannot reasonably be completed within two hundred seventy (270) days from the date the repairs are started (when such repairs are made without the payment of overtime or other premiums); (ii) any Holder (defined below) requires that the insurance proceeds or any portion thereof be applied to the payment of the mortgage debt; (iii) the damage is not fully covered by Landlord’s insurance policies plus the amount of any deductible included in Insurance Expenses; (iv) Landlord decides to rebuild the Building or Common Areas so that they will be substantially different structurally or architecturally; or (v) the damage occurs during the last twenty-four (24) months of the Term.
(b)    Landlord’s Repair; Abatement. If this Lease is not terminated, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, restore the Premises and Common Areas. Such restoration shall be to substantially the same condition that existed prior to the Casualty, except for modifications required by Law or any other modifications to the Common Areas deemed desirable by Landlord. Upon notice from Landlord, Tenant shall assign or endorse over to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant’s insurance with respect to any Alterations; provided if the estimated cost to repair such Alterations exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, the excess cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repairs. Within fifteen (15) days after demand, Tenant shall also pay Landlord for any additional excess costs that are determined during the performance of the repairs to any Alteration. In no event shall Landlord be required to spend more for the restoration of the Premises and Common Areas than the proceeds received by Landlord, whether insurance proceeds under Landlord’s insurance or insurance proceeds or other amounts received from Tenant. Landlord shall not be liable for any inconvenience to Tenant or injury to Tenant’s business resulting in any way from the Casualty or the repair thereof. Provided that Tenant is not in default, during any period of time that all or a material portion of the Premises is rendered untenantable as a result of a Casualty, Base Rent shall abate for the portion of the Premises that is untenantable and not used by Tenant.
(c)    Statutory Waiver. The provisions of this Lease, including this Section 23, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, Building or Property, and any Laws, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any similar or successor Laws now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, Building or Property.
24.    Eminent Domain. Either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under Law, by eminent domain or conveyance in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property that would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building. The terminating party shall provide written notice of termination to the other party within forty-five (45) days after it first receives notice of the Taking. The termination shall be effective as of the effective date of any order granting possession to, or vesting legal title in, the condemning authority. If this Lease is not terminated, Base Rent and Tenant’s Share shall be appropriately adjusted to account for any reduction in the square footage of the Building or Premises. All compensation awarded for a Taking shall be the property of Landlord. The right to receive compensation or proceeds is expressly waived by Tenant, provided, however, Tenant may file a separate claim for Tenant’s personal property and Tenant’s reasonable relocation expenses, provided the filing of such claim does not diminish the amount of Landlord’s award. If only a part of the Premises is subject to a Taking and this Lease is not terminated, Landlord, with reasonable diligence, will restore the remaining portion of the Premises as nearly as practicable to the condition immediately prior to the Taking. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure, and any similar or successor Laws.
25.    Insurance; Waivers.
(a)    Tenant’s Insurance. Tenant covenants and agrees that from and after the date of delivery of the Premises from Landlord to Tenant, Tenant will carry and maintain, at its sole cost and expense, the following types of insurance, in the amounts specified and in the form hereinafter provided for:
(i)    Commercial General Liability (“CGL”) Insurance written on an occurrence basis, covering the Premises and all operations of Tenant in or about the Premises against claims for bodily injury, death, property damage and products liability and to include contractual liability coverage insuring Tenant’s indemnification obligations under this Lease, to be in combined single limits of not less than $1,000,000 each occurrence for bodily injury, death and property damage, $1,000,000 for products/completed operations aggregate, $1,000,000 for personal injury, and to have general aggregate limits of not less than $1,000,000 (per location) and Umbrella Liability Insurance in an amount not less than $6,000,000 for each policy year. The general aggregate limits under the Commercial General Liability insurance policy or policies shall apply separately to the Premises and to Tenant’s use thereof (and not to any other location or use of Tenant) and such policy shall contain an endorsement to that effect. The certificate of insurance evidencing the CGL form of policy shall specify all endorsements required herein and shall specify on the face thereof that the limits of such policy apply separately to the Premises.
(ii)    Insurance covering all of the items included in the heating, ventilating and air conditioning equipment maintained by Tenant, Tenant’s trade fixtures, merchandise and personal property from time to time in, on or upon the Premises, and all Tenant Improvements and any Alterations in an amount not less than one hundred percent (100%) of their full replacement value from time to time during the Term, providing protection against perils included within the standard form of “all-risk” (i.e., “Special Cause of Loss”) fire and casualty insurance policy.
(iii)    Workers’ Compensation insurance in amounts required by law.
(iv)    Employer’s Liability coverage of at least $1,000,000.00 per occurrence.
(v)    Business Interruption Insurance, which insurance shall be issued on an “all risk” basis (or its equivalent).
(b)    Requirements for Tenant’s Policies. All policies of the insurance provided for in Section 25(a) above shall be issued in form acceptable to Landlord by insurance companies with a rating and financial size of not less than A-:VIII in the most current available “Best’s Insurance Reports”, and authorized to do business in the state in which the Building is located. Each and every such policy:
(i)    shall designate Landlord, any successor to Landlord, Landlord’s property manager, and their respective members, beneficiaries, partners, officers, directors, employees and agents, and any other party reasonably designated by Landlord, as additional insureds with respect to the insurance described in Section 25(a)(i) above;
(ii)    shall be delivered in its entirety (or, in lieu thereof, a certificate in form and substance satisfactory to Landlord) to each of Landlord and any such other parties in interest prior to any entry by Tenant or Tenant’s employees or contractors onto the Premises and thereafter within five (5) days after the inception (or renewal) of each new policy, and as often as any such policy shall expire or terminate. Renewal or additional policies shall be procured and maintained by Tenant in like manner and to like extent;

(iii)    shall contain a provision that the insurer will endeavor to give Landlord at least thirty (30) days notice in writing (ten (10) days in the case of non-payment of premiums) in advance of any cancellation of coverage; and
(iv)    shall be written as a primary policy which does not contribute to and is not in excess of coverage which Landlord may carry with respect to the insurance described in Section 25(a)(i) above.
(c)    Additional Insurance Obligations. Tenant shall carry and maintain during the entire Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Section 25 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested from time to time by Landlord.
(d)    Landlord’s Insurance. During the Term, Landlord shall keep in effect (i) commercial property insurance on the Base Building (but not on the Tenant Improvements or any Alterations or any of Tenant’s personal property), and (ii) a policy or policies of commercial general liability insurance insuring against liability arising out of the risks of death, bodily injury, property damage and personal injury liability with respect to the Building and Property and (iii) such other types of insurance coverage, if any, as Landlord, in Landlord’s sole discretion, may elect to carry.
(e)    Subrogation. Notwithstanding anything to the contrary set forth in this Lease, Landlord and Tenant do hereby waive any and all claims against one another for damage to or destruction of real or personal property to the extent such damage or destruction can be covered by “all risks” property insurance of the type described in Section 25(a)(ii) and Section 25(d)(i) above. The risk to be borne by each party shall also include the satisfaction of any deductible amounts required to be paid under the applicable “all risks” fire and casualty insurance carried by the party whose property is damaged, and each party agrees that the other party shall not be responsible for satisfaction of such deductible (this will not preclude Landlord from including deductible payments in Insurance Expenses). These waivers shall apply if the damage would have been covered by a customary “all risks” insurance policy, even if the party fails to obtain such coverage. The intent of this provision is that each party shall look solely to its insurance with respect to property damage or destruction which can be covered by “all risks” insurance of the type described in Section 25(a)(ii) and Section 25(d)(i). Each such policy shall include a waiver of all rights of subrogation by the insurance carrier against the other party, its agents and employees with respect to property damage covered by the applicable “all risks” fire and casualty insurance policy.
26.    Indemnities.
(a)    Tenant’s Indemnity. Tenant will indemnify, defend, protect and hold harmless Landlord from and against any and all loss, cost, damage or liability arising in any manner (i) caused anywhere in the Building or on the Property due to the negligence or willful misconduct of Tenant, its agents, contractors or employees, except to the extent caused by the negligence or willful misconduct of Landlord, its agents, or employees, or (ii) due to any occurrence in the Premises (or arising out of actions taking place in the Premises), except to the extent caused by the negligence or willful misconduct of Landlord, its agents, or employees, or (iii) arising out of Tenant’s breach or default under the terms of this Lease.
(b)    Landlord’s Indemnity. Landlord will indemnify, defend, protect and hold Tenant harmless from and against any loss of or damage to any property and any injury to or death of any person arising from any occurrence in the Common Areas, to the extent caused by the negligence or willful misconduct of Landlord, its agents or employees.
(c)    General Provisions. The indemnities set forth hereinabove shall include the obligation to pay reasonable expenses incurred by the indemnified party, including, without limitation, reasonable, actually incurred attorneys’ fees, and shall survive the expiration or earlier termination of this Lease. The indemnities contained herein do not override the waivers contained in Section 25(e) above.
27.    Tenant’s Waiver. Tenant hereby waives all claims against and releases Landlord and its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Holders and agents from all claims for any injury to or death of persons, damage to property or loss of profits or revenue in any manner related to (a) any Force Majeure Event, (b) acts of third parties, (c) the bursting or leaking of any tank, water closet, drain or other pipe, and (d) the inadequacy or failure of any security or protective services, personnel or equipment; provided, however, that the foregoing shall not (x) apply to claims for injury to or death of persons arising out of the negligence of willful misconduct of Landlord, its agents or employees, or (y) preclude Tenant from seeking recovery from any third party responsible for such damage or injury.
28.    Estoppel. Tenant shall, from time to time, upon not less than ten (10) business days’ prior written request by Landlord, execute, acknowledge and deliver to Landlord a written statement certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), the dates to which the Rent has been paid, that Tenant is not in default hereunder and whether Tenant has any offsets or defenses against Landlord under this Lease, and whether or not to the best of Tenant’s knowledge Landlord is in default hereunder (and if so, specifying the nature of the default) and any other information reasonably requested by Landlord regarding this Lease, it being intended that any such statement delivered pursuant to this Section 28 may be relied upon by a prospective purchaser of Landlord’s interest or by a mortgagee of Landlord’s interest or assignee of any security deed upon Landlord’s interest in the Premises. If Tenant fails to timely deliver an executed estoppel certificate to Landlord within three (3) business days following delivery of a second (2nd) notice to Tenant requesting such certificate (which second (2nd) notice must specify that failure to respond may constitute a Default), the estoppel prepared by Landlord will be deemed true and correct and binding upon Tenant and, at Landlord’s option, such failure will constitute a Default by Tenant under this Lease, without the necessity of additional notice or the passage of additional grace periods.
29.    Notices. All notices, demands or requests required or permitted to be given by either party under this Lease (referred to in this Section 29 as a “notice”) shall be in writing and must be given only by certified mail, postage prepaid and return receipt requested, by personal delivery or by nationally recognized overnight courier service at the addresses set forth in the Basic Lease Provisions. Any such notice shall be deemed given on the date (“Notice Delivery Date”) that is the earliest of: (i) two (2) business days after the date sent in accordance with one of the permitted methods described above and (ii) the date of actual receipt or refusal thereof unless receipt or refusal occurs on a weekend or holiday, in which case notice will be deemed given on the next-succeeding business day. The time period for responding to any such notice shall begin on the Notice Delivery Date. Either party may change its notice address by giving not less than ten (10) business days’ prior notice thereof to the other party in accordance with the terms of this Section 29, provided that such new address shall be in the United States of America and, with respect to Tenant, shall not be a post office box. If the Basic Lease Provisions include (or Tenant otherwise designates in writing in accordance with this Section 29) more than one person or address to receive notices on Tenant's behalf hereunder, Landlord shall use commercially reasonable efforts to send any notice to all requested persons or addresses; however, it shall not be a condition to the effectiveness of any notice given by Landlord to Tenant that more than one person or address receive such notice. Similarly, if the Basic Lease Provisions include (or Landlord otherwise designates in writing in accordance with this Section 29) more than one person or address to receive notices on Landlord's behalf hereunder, Tenant shall use commercially reasonable efforts to send any notice to all requested persons or addresses; however, it shall not be a condition to the effectiveness of any notice given by Tenant to Landlord that more than one person or address receive such notice.
30.    Default. The occurrence of any of the following events shall constitute a default on the part of Tenant (“Default”) without notice from Landlord unless otherwise provided:
(a)    Vacation or Abandonment. Vacation or abandonment of the Premises beyond the time period specified in Section 1951.3 of the California Civil Code;
(b)    Payment. Failure to pay any installment of Base Rent, Additional Rent or other monies due and payable hereunder upon the date when said payment is due, where such failure continues for a period of five (5) business days after receipt by Tenant of written notice from Landlord of such failure to pay when due (which notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor statute);
(c)    Performance. Except as set forth in Section 30(b) above and Section 30(d) below, Tenant’s failure to perform any of Tenant’s covenants, agreements or obligations hereunder, where such failure continues for twenty (20) days after written notice thereof from Landlord (which notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor statute); provided, however, that if the nature of Tenant’s failure is such that more than twenty (20) days are reasonably required for its cure, then Tenant shall not be deemed to be in Default if Tenant shall promptly commence such cure within such twenty (20) day period and thereafter continuously and diligently prosecute such cure to completion;
(d)    Estoppel Certificate; Subordination Agreement. Tenant’s failure to timely deliver a duly executed estoppel certificate, subordination agreement or any other document or statement within the time periods specified in Section 28 or 38;
(e)    Assignment. A general assignment by Tenant for the benefit of creditors;
(f)    Bankruptcy. The filing of a voluntary petition by Tenant, or the filing of an involuntary petition by any of Tenant’s creditors seeking the rehabilitation, liquidation or reorganization of Tenant under any law relating to bankruptcy, insolvency or other relief of debtors and not removed within ninety (90) days of filing;
(g)    Receivership. The appointment of a receiver or other custodian to take possession of substantially all of Tenant’s assets or of the Premises or any interest of Tenant therein;
(h)    Insolvency or Dissolution. Tenant shall become insolvent or unable to pay its debts, or shall fail generally to pay its debts as they become due; or any court shall enter a decree or order directing the winding up or liquidation of Tenant or of substantially all of its assets; or Tenant shall take any action toward the dissolution or winding up of its affairs or the cessation or suspension of its use of the Premises; and
(i)    Attachment. Attachment, execution or other judicial seizure of substantially all of Tenant’s assets or the Premises or any interest of Tenant under this Lease.
31.    Landlord’s Remedies. Upon the occurrence of any Default under this Lease, Landlord shall have the option to pursue any one or more of the following remedies without any notice (except as expressly prescribed herein) or demand whatsoever (and without limiting the generality of the foregoing, Tenant hereby specifically waives notice and demand for payment of Rent or other obligations, except for those notices specifically required pursuant to the terms of Section 30 or this Section 31, and waives any and all other notices or demand requirements imposed by applicable Law):
(a)    Termination. Terminate this Lease and Tenant’s right to possession of the Premises and recover from Tenant an award of damages equal to the sum of the following:
(i)    The worth at the time of award of the unpaid Rent which had been earned at the time of termination;
(ii)    The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rental loss that Tenant proves could have been reasonably avoided;
(iii)    The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rental loss that Tenant proves could be reasonably avoided;

(iv)    Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and
(v)    All such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time under applicable Law.
The “worth at the time of award” of the amounts referred to in parts (i) and (ii) above, shall be computed by allowing interest at the Interest Rate. The “worth at the time of award” of the amount referred to in part (iii), above, shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%.
(b)    Continue Lease. Employ the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations); provided that, notwithstanding Landlord’s exercise of the remedy described in California Civil Code Section 1951.4 in respect of any Default, at any time thereafter as Landlord may elect in writing, Landlord may terminate this Lease and Tenant’s right to possession of the Premises and recover an award of damages as provided above in Section 31(a).
(c)    Acceptance Not Waiver. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No waiver by Landlord of any breach hereof shall be effective unless such waiver is in writing and signed by Landlord.
(d)    Waiver of Redemption. TENANT HEREBY WAIVES ANY AND ALL RIGHTS CONFERRED BY SECTION 3275 OF THE CALIFORNIA CIVIL CODE AND BY SECTIONS 1174(c) AND 1179 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE AND ANY AND ALL OTHER LAWS AND RULES OF LAW FROM TIME TO TIME IN EFFECT DURING THE LEASE TERM OR THEREAFTER PROVIDING THAT TENANT SHALL HAVE ANY RIGHT TO REDEEM, REINSTATE OR RESTORE THIS LEASE FOLLOWING ITS TERMINATION BY REASON OF TENANT’S BREACH.
(e)    Jury Trial. THE PARTIES HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE. IF THE JURY WAIVER PROVISIONS OF THIS SECTION 31(e) ARE NOT ENFORCEABLE UNDER CALIFORNIA LAW, THEN THE FOLLOWING PROVISIONS SHALL APPLY. It is the desire and intention of the parties to agree upon a mechanism and procedure under which controversies and disputes arising out of this Lease or related to the Premises will be resolved in a prompt and expeditious manner. Accordingly, except with respect to actions for unlawful or forcible detainer or with respect to the prejudgment remedy of attachment, any action, proceeding or counterclaim brought by either party hereto against the other (and/or against its officers, directors, employees, agents or subsidiaries or affiliated entities) on any matters whatsoever arising out of or in any way connected with this Lease, Tenant’s use or occupancy of the Premises and/or any related claim of injury or damage, whether sounding in contract, tort, or otherwise, shall be heard and resolved by a referee under the provisions of the California Code of Civil Procedure, Sections 638-645.1, inclusive (as same may be amended, or any successor statute(s) thereto) (collectively, the “Referee Sections”). Any fee to initiate the judicial reference proceedings and all fees charged and costs incurred by the referee shall be paid by the party initiating such procedure (except that if a reporter is requested by either party, then a reporter shall be present at all proceedings where requested and the fees of such reporter, except for copies ordered by the other parties, shall be borne by the party requesting the reporter); provided however, that allocation of the costs and fees, including any initiation fee, of such proceeding shall be ultimately determined in accordance with Section 37 below. The venue of the proceedings shall be in the county in which the Premises are located. Within ten (10) days of receipt by any party of a written request to resolve any dispute or controversy pursuant to this Section 31(e), the parties shall agree upon a single referee who shall try all issues, whether of fact or law, and report a finding and judgment on such issues as required by the Referee Sections. If the parties are unable to agree upon a referee within such ten (10) day period, then any party may thereafter file a lawsuit in the county in which the Premises are located for the purpose of appointment of a referee under the Referee Sections. If the referee is appointed by the court, the referee shall be a neutral and impartial retired judge with substantial experience in the relevant matters to be determined, from Jams/Endispute, Inc., the American Arbitration Association or similar mediation/arbitration entity. The proposed referee may be challenged by any party for any of the grounds listed in the Referee Sections. The referee shall have the power to decide all issues of fact and law and report his or her decision on such issues, and to issue all recognized remedies available at Law or in equity for any cause of action that is before the referee, including an award of attorneys’ fees and costs in accordance with this Lease. The referee shall not, however, have the power to award punitive damages, nor any other damages which are not permitted by the express provisions of this Lease, and the parties hereby waive any right to recover any such damages. The parties shall be entitled to conduct all discovery as provided in the California Code of Civil Procedure, and the referee shall oversee discovery and may enforce all discovery orders in the same manner as any trial court judge, with rights to regulate discovery and to issue and enforce subpoenas, protective orders and other limitations on discovery available under California law. The reference proceeding shall be conducted in accordance with California law (including the rules of evidence), and in all regards, the referee shall follow California law applicable at the time of the reference proceeding. The parties shall promptly and diligently cooperate with one another and the referee, and shall perform such acts as may be necessary to obtain a prompt and expeditious resolution of the dispute or controversy in accordance with the terms of this Section 31(e). In this regard, the parties agree that the parties and the referee shall use best efforts to ensure that (i) discovery be conducted for a period no longer than six (6) months from the date the referee is appointed, excluding motions regarding discovery, and (ii) a trial date be set within nine (9) months of the date the referee is appointed. In accordance with Section 644 of the California Code of Civil Procedure, the decision of the referee upon the whole issue must stand as the decision of the court, and upon the filing of the statement of decision with the clerk of the court, or with the judge if there is no clerk, judgment may be entered thereon in the same manner as if the action had been tried by the court. Any decision of the referee and/or judgment or other order entered thereon shall be appealable to the same extent and in the same manner that such decision, judgment, or order would be appealable if rendered by a judge of the superior court in which venue is proper hereunder. The referee shall in his/her statement of decision set forth his/her findings of fact and conclusions of law. The parties intend this general reference agreement to be specifically enforceable in accordance with the California Code of Civil Procedure. Nothing in this Section 31(e) shall prejudice the right of any party to obtain provisional relief or other equitable remedies from a court of competent jurisdiction as shall otherwise be available under the California Code of Civil Procedure and/or applicable court rules.
(f)    Remedies Cumulative. No right or remedy herein conferred upon or reserved to either party is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing by agreement, applicable Law or in equity. In addition to other remedies provided in this Lease, each party shall be entitled, to the extent permitted by applicable Law, to injunctive relief, or to a decree compelling performance of any of the covenants, agreements, conditions or provisions of this Lease, or to any other remedy allowed at law or in equity. Forbearance by either party to enforce one or more of the remedies herein provided upon a Default shall not be deemed or construed to constitute a waiver of such Default.
(g)    Landlord’s Right to Perform. If Tenant is in breach of any of its non-monetary obligations under this Lease, Landlord shall have the right to perform such obligations. Tenant shall reimburse Landlord for the cost of such performance upon demand together with an administrative charge equal to ten percent (10%) of the cost of the work performed by Landlord.
(h)    Unenforceability. This Section 31 shall be enforceable to the maximum extent such enforcement is not prohibited by applicable Law, and the unenforceability of any portion of this Section 31 shall not thereby render unenforceable any other portion.
(i)    Service of Notice. Except as otherwise provided by applicable Law, Tenant hereby appoints as its agent to receive the service of all dispossessory or distraint proceedings and notices thereunder, the person in charge of or occupying the Premises at the time of such proceeding or notice.
32.    Default by Landlord. Landlord shall not be considered to be in default in the performance of any obligation to be performed by Landlord under this Lease unless (a) Landlord fails to perform any of its obligations hereunder and said failure continues for a period of thirty (30) days after the date of delivery of written notice of such failure by Tenant to Landlord; provided, however, that if such failure cannot reasonably be cured within said thirty (30) day period (other than Landlord’s payment of any monetary obligation to Tenant), Landlord shall not be in default hereunder unless Landlord fails to commence the cure of said failure as soon as reasonably practicable under the circumstances, or fails diligently to pursue the same to completion; and (b) each Holder of whose identity Tenant has been notified in writing shall have failed to cure such default within thirty (30) days (or such longer period of time as may be specified in any written agreement between Tenant and such Holder regarding such matter) after receipt of written notice from Tenant of Landlord’s failure to cure within the time periods provided above (a “Landlord

Default”). In the event of a Landlord Default, Tenant shall use reasonable efforts to mitigate its damages and losses arising from any such Landlord Default and Tenant may pursue any and all remedies available to it at law or in equity; provided, however, in no event shall Tenant claim a constructive or actual eviction or that the Premises have become unsuitable or untenantable prior to a Landlord Default and failure to cure by Landlord and its Holder under this Lease and, further, in no event shall Tenant be entitled to receive more than its actual direct damages arising from any Landlord Default, it being agreed that for all purposes under this Lease, Tenant waives any claim it otherwise may have for special or consequential damages or any damages attributable to lost profits or revenue or loss of or interruption to Tenant’s business operations.
33.    [INTENTIONALLY OMITTED]
34.    Surrender of Premises. Whenever under the terms hereof Landlord is entitled to possession of the Premises, Tenant at once shall surrender the Premises and the keys thereto to Landlord. The Premises will be delivered in broom clean condition and otherwise in the same condition as on the Commencement Date, ordinary wear and tear associated with the responsible use of first-class office space only excepted, and Tenant shall remove all of its personal property therefrom and shall, if directed to do so by Landlord in accordance with Section 22 above, remove any Alterations and restore the Premises to its original condition prior to the construction of such Alterations. Landlord may forthwith re‑enter the Premises and repossess itself thereof and remove all persons and effects therefrom, using such force as may be reasonably necessary without being guilty of forcible entry, detainer, trespass or other tort. Tenant’s obligation to observe or perform these covenants shall survive the expiration or other termination of this Lease. If the last day of the Term or any renewal falls on a Saturday, Sunday or a legal holiday, this Lease shall expire on the business day immediately preceding.
35.    Removal of Fixtures. Tenant shall, prior to the expiration or any earlier termination of this Lease, or any extension of the Term hereof, remove any and all personal property, fixtures and equipment which Tenant has placed in the Premises which can be removed without significant damage to the Premises, and Tenant shall promptly repair all damage to the Premises, Building or Property caused by such removal.
36.    Holding Over. In the event Tenant remains in possession of the Premises after the expiration or any earlier termination of the Term, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case (in addition to Tenant’s other monetary obligations under this Lease) Tenant shall be obligated to pay Base Rent for such period that Tenant holds over at the higher of 150% of the monthly Base Rent payable hereunder upon such expiration of the Term, or 150% of the then current fair market rental value of the Premises, as determined by Landlord in good faith, which monthly Base Rent shall increase from 150% to 200% of such monthly Base Rent payable hereunder upon such expiration of the Term (or the then current fair market rental value of the Premises, as determined by Landlord in good faith, as the case may be) if such holding over continues more than sixty (60) days. Tenant shall also be liable for any and all other damages Landlord suffers as a result of such holding over including, without limitation, any loss of a prospective tenant for such space. There shall be no renewal of this Lease by operation of law or otherwise. Nothing in this Section 36 shall be construed as a consent by Landlord to any holding over by Tenant after the expiration or any earlier termination of the Term or to prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise.
37.    Attorney’s Fees. In either party shall, without fault on its part, be made a party to any litigation commenced by or against the other party, such other party shall pay all costs, expenses and reasonable attorneys’ fees incurred or paid by the first party in connection with such litigation. In the event of any action, suit or proceeding brought by Landlord or Tenant to enforce any of the other’s covenants and agreements in this Lease, the prevailing party shall be entitled to recover from the non-prevailing party any costs, expenses and reasonable attorneys’ fees incurred in connection with such action, suit or proceeding. Without limiting the generality of the foregoing, if Landlord utilizes the services of an attorney for the purpose of collecting any Rent due and unpaid by Tenant or in connection with any other breach of this Lease by Tenant following a written demand of Landlord to pay such amounts or cure such breach, Tenant agrees to pay Landlord reasonable actual attorneys’ fees as determined by Landlord for such services, irrespective of whether any legal action may be commenced or filed by Landlord.
38.    Mortgagee’s Rights.
(a)    This Lease shall be subject and subordinate (i) to any ground lease, mortgage, deed of trust or other security interest now encumbering all or any portion of the Property and to all advances which may be hereafter made, to the full extent of all debts and charges secured thereby and to all renewals or extensions of any part thereof, and to any ground lease, mortgage, deed of trust or other security interest which any owner of all or any portion of the Property may hereafter, at any time, elect to place on the Property; (ii) to any assignment of Landlord’s interest in the leases and rents from the Building or Property which includes this Lease, which now exists or which any owner of all or any portion of the Property may hereafter, at any time, elect to place on the Property; and (iii) to any Uniform Commercial Code Financing Statement covering the personal property rights of Landlord or any owner of all or any portion of the Property which now exists or which any owner of all or any portion of the Property may hereafter, at any time, elect to place on the foregoing personal property (all of the foregoing instruments set forth in (i), (ii) and (iii) above being hereafter collectively referred to as “Security Documents”). Tenant agrees upon request of the holder of any Security Documents (“Holder”) to hereafter execute any documents which Landlord or Holder may reasonably deem necessary to evidence the subordination of this Lease to the Security Documents. If Tenant fails to execute any such requested documents within ten (10) business days after an initial request therefor, and three (3) business days following a subsequent request therefor (which second (2nd) notice must specify that failure to respond may constitute a Default), Landlord or Holder is hereby empowered to execute such documents in the name of Tenant evidencing such subordination, as the act and deed of Tenant, and this authority is hereby declared to be coupled with an interest and not revocable; additionally, at Landlord’s option, such failure will be deemed a Default under this Lease without the necessity of additional notice or the passage of additional grace periods.

(b)    In the event of a foreclosure pursuant to any Security Documents, Tenant shall at the election of Landlord, thereafter remain bound pursuant to the terms of this Lease as if a new and identical Lease between the purchaser at such foreclosure (“Purchaser”), as landlord, and Tenant, as tenant, had been entered into for the remainder of the Term hereof and Tenant shall attorn to the Purchaser upon such foreclosure sale and shall recognize such Purchaser as the Landlord under this Lease. Such attornment shall be effective and self‑operative without the execution of any further instrument on the part of any of the parties hereto. Tenant agrees, however, to execute and deliver at any time and from time to time, upon the request of Landlord, Holder or Purchaser, any instrument or certificate that may be necessary or appropriate in any such foreclosure proceeding or otherwise to evidence such attornment.
(c)    If the Holder of any Security Document or the Purchaser upon the foreclosure of any of the Security Documents shall succeed to the interest of Landlord under this Lease, such Holder or Purchaser shall have the same remedies, by entry, action or otherwise, for the non‑performance of any agreement contained in this Lease, for the recovery of Rent or for any other breach or Default hereunder that Landlord had or would have had if any such Holder or Purchaser had not succeeded to the interest of Landlord. Any such Holder or Purchaser which succeeds to the interest of Landlord hereunder, shall not be (a) liable for any act or omission of any prior landlord (including Landlord); or (b) subject to any offsets or defenses which Tenant might have against any prior landlord (including Landlord); or (c) bound by any Rent which Tenant might have paid for more than the current month to any prior landlord (including Landlord); or (d) bound by any amendment or modification of this Lease made without its consent.
(d)    Notwithstanding anything to the contrary set forth in this Section 38, the Holder of any Security Documents shall have the right, at any time, to elect to make this Lease superior and prior to its Security Document. No documentation, other than written notice to Tenant, shall be required to evidence that this Lease has been made superior and prior to such Security Documents, but Tenant hereby agrees to execute any documents reasonably requested by Landlord or Holder to acknowledge that the Lease has been made superior and prior to the Security Documents.
(e)    Notwithstanding anything to the contrary set forth in this Section 38, Landlord will use reasonable efforts to obtain a subordination, non-disturbance and attornment agreement (“SNDA”) from the current Holder on the form attached hereto as Exhibit C and from any future Holder on such Holder’s then current standard form of agreement. “Reasonable efforts” of Landlord shall not require Landlord to incur any cost, expense or liability to obtain such SNDA, and Tenant shall be responsible for any fees or review costs charged by the Holder. Upon Landlord’s request, Tenant shall execute the Holder’s form of SNDA and return the same to Landlord for execution by the Holder. Landlord’s failure to obtain a SNDA for Tenant shall have no effect on the rights, obligations and liabilities of Landlord or Tenant hereunder, nor be considered a default by Landlord hereunder.
39.    Entering Premises. Landlord may enter the Premises at reasonable hours provided that Landlord will use reasonable efforts not to unreasonably interrupt Tenant’s business operations and that prior notice (which notice may be telephonic) is given when reasonably possible (provided that if in the opinion of Landlord any emergency exists, entry by Landlord may occur at any time and without notice): (a) to make repairs, perform maintenance and provide other services (no prior notice is required to provide routine services) which Landlord is obligated to make to the Premises or the Building pursuant to the terms of this Lease or to the other premises within the Building pursuant to the leases of other tenants; (b) to inspect the Premises in order to confirm that Tenant is complying with all of the terms and conditions of this Lease and with the rules and regulations hereof, (c) to remove from the Premises any articles or signs kept or exhibited therein in violation of the terms hereof; (d) to run pipes, conduits, ducts, wiring, cabling or any other mechanical, electrical, plumbing or HVAC equipment through the areas behind the walls, below the floors or above the drop ceilings in the Premises and elsewhere in the Building; (e) to show the Premises to prospective purchasers, lenders or tenants and (f) to exercise any other right or perform any other obligation that Landlord has under this Lease. Landlord shall be allowed to take all material into and upon the Premises that may be required to make any repairs, improvements, alterations and/or additions, without in any way being deemed or held guilty of trespass and without constituting a constructive eviction of Tenant. The Rent reserved herein shall not abate while such repairs, improvements, alterations and/or additions are being made, and Tenant shall not be entitled to any set-off against Rent or to any claim for damages against Landlord by reason of loss from interruption to the business of Tenant or otherwise because of the prosecution of any such work. Unless any work would unreasonably interfere with Tenant’s use of the Premises if performed during business hours, all such repairs, improvements, alterations and/or additions shall be performed during ordinary business hours. If any such work is, at the request of Tenant, performed during other than ordinary business hours, Tenant shall pay all overtime and other extra costs arising as a result thereof.
40.    Relocation. [INTENTIONALLY OMITTED]
41.    Assignment and Subletting.
(a)    Generally. Tenant shall not, by operation of law or otherwise, mortgage, pledge, hypothecate, encumber or permit any lien to attach to this Lease, any interest hereunder or all or any portion of the Premises. Further, Tenant may not, without the prior written consent of Landlord, assign this Lease or any interest hereunder, or sublet the Premises or any part thereof, or permit the use of the Premises by any party other than Tenant. In the event that Tenant is a corporation or entity other than an individual, any transfer of a majority or controlling interest in Tenant (whether by stock transfer, merger, operation of law or otherwise) shall be considered an assignment for purposes of this paragraph and shall require Landlord’s prior written consent. The foregoing shall not apply so long as Tenant is an entity whose outstanding stock is listed on a recognized security exchange, or if at least 80% of its voting stock is owned by another entity, the voting stock of which is so listed. Consent to one assignment or sublease shall not nullify or waive this provision, and all later assignments and subleases shall likewise be made only upon the prior written consent of Landlord. Subtenants or assignees shall become liable to Landlord for all obligations of Tenant hereunder, without relieving Tenant’s liability hereunder and, in the event of any breach or Default by Tenant, Landlord may, at its option, but without any obligation to do so, elect to treat any sublease as a direct lease with Landlord and collect rent directly from the subtenant.

(b)    Transfer Notice. If Tenant desires to assign or sublease (“Transfer”), Tenant shall provide written notice to Landlord describing the proposed transaction in detail (“Transfer Notice”) and provide all documentation (including detailed financial information for the proposed assignee or subtenant (a “Transferee”)) reasonably necessary to permit Landlord to evaluate the proposed transaction, including without limitation the following:
(i)    the proposed effective date of the Transfer, which shall not be less than forty-five (45) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice;
(ii)    a description of the portion of the Premises to be transferred (the “Subject Space”);
(iii)    all of the terms of the proposed Transfer and the consideration therefor, including a calculation of the Transfer Premium (as defined in Section 41(e) below), in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer; and
(iv)    current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and any other information required by Landlord, which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space, and such other information as Landlord may reasonably require. Any Transfer made without Landlord’s prior written consent or not in compliance with this Section 41 shall, at Landlord’s option, be null, void and of no effect.
(c)    Landlord’s Options. Upon any request by Tenant for Landlord’s consent to a Transfer, Landlord may elect to terminate this Lease and recapture all of the Premises (in the event of an assignment request) or the Subject Space (in the event of a subleasing request). Landlord shall notify Tenant within thirty (30) days after Landlord’s receipt of the subject Transfer Notice and all other documentation and information required to be provided pursuant to Section 41(b) above, whether Landlord elects to exercise Landlord’s recapture right and, if not, whether Landlord consents to the requested Transfer; if Landlord does not elect to exercise its recapture right, Landlord’s consent to a Transfer will not be unreasonably withheld. If Landlord gives notice of its exercise of the recapture right, Tenant may, no more than once per calendar year, elect to rescind its Transfer Notice, by notice to Landlord within ten (10) business days after Tenant’s receipt of the Landlord’s notice of the election to recapture, in which event the Lease will continue in full force and effect without modification. If Landlord does elect to exercise its recapture right, and Tenant does not elect to rescind its Transfer Notice, such recapture will be effective ninety (90) days following Landlord’s notice of same. Without limiting the grounds upon which Landlord may reasonably withhold its consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable Law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:
(i)    The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building;
(ii)    The Transferee intends to use the Subject Space for purposes which are not permitted hereunder;
(iii)    The Transferee is either a governmental agency or instrumentality thereof;
(iv)    The Transfer will result in more than five (5) occupants per 1,000 square feet of rentable area;
(v)    The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under this Lease on the date consent is requested;
(vi)    The proposed Transfer would cause Landlord to be in violation of another lease or agreement to which Landlord is a party, or would give an occupant of the Building a right to cancel or seek monetary or injunctive relief under its lease;
(vii)    The terms of the proposed Transfer will allow the Transferee to exercise any right of renewal, right of expansion, right of first offer, or any other similar right held by Tenant;
(viii)    The proposed Transferee (1) occupies space in the Building at the time of the request for consent, (2) is negotiating with Landlord to lease space in the Building at such time, or (3) has negotiated with Landlord during the twelve (12) month period immediately preceding the Transfer Notice;
(ix)    With respect to a Transfer proposed to be entered into during the first year of the Term of this Lease, the rent proposed to be paid by the Transferee is less than the Rent payable by Tenant under this Lease; or
(x)    The Transferee fails to execute Landlord’s standard form of consent to assignment or subleasing.
(d)    Landlord’s Consent. Concurrently with Tenant’s delivery of each Transfer Notice, Tenant shall pay Landlord a review fee of $1,500.00 for Landlord's review of the requested Transfer, regardless of whether consent is granted, and thereafter, Tenant shall be obligated to pay all reasonable costs incurred by Landlord in connection with any requested Transfer, including but not limited to Landlord’s attorneys’ fees. If Landlord consents to any Transfer pursuant to the terms of this Section 41, Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six (6) month period, enter into such Transfer of the Subject Space, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord; provided, however, that if there are any changes in the terms and conditions from those specified in the Transfer Notice, or if there are any changes in any of the documentation delivered in connection therewith, (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 41, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, then Tenant shall again submit the Transfer to Landlord for its approval or other action under this Section 41.
(e)    Transfer Premium. If Landlord consents to any Transfer request and the assignee or subtenant pays to Tenant an amount in excess of the Rent due under this Lease (after deducting Tenant’s reasonable, actual expenses in obtaining such assignment or sublease, amortized in equal monthly installments over the then remainder of the Term, such expenses being limited to (i) any Alterations to the Subject Space made in order to achieve the Transfer, or contributions to the cost thereof and (ii) any commercially reasonable brokerage commissions, reasonable attorneys’ fees and reasonable advertising and marketing costs reasonably incurred by Tenant in connection with the Transfer) (“Transfer Premium”), Tenant shall pay fifty percent (50%) of such Transfer Premium to Landlord as and when the monthly payments are received by Tenant. Any Transfer Premium shall also include, but not be limited to, key money and bonus money paid by the Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixture, inventory, equipment or furniture transferred by Tenant to Transferee in connection with such Transfer.
(f)    No Release. No Transfer shall release or discharge Tenant of or from any liability, whether past, present or future, under this Lease, and Tenant shall continue to be fully liable hereunder. Each subtenant or assignee shall agree in a form reasonably satisfactory to Landlord to comply with and be bound by all of the terms, covenants, conditions, provisions and agreements of this Lease (but, with respect to a subtenant of less than all of the Premises, only to the extent of the Subject Space), and Tenant shall deliver to Landlord promptly after execution, an executed copy of each such Transfer and an agreement of compliance by each such subtenant or assignee.
(g)    Conditions. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or any Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, (v) any assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease, and (vi) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of this Lease from liability under this Lease. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency.
(h)    Affiliates. Notwithstanding anything to the contrary contained in this Section 41, Tenant may assign this Lease or sublet the Premises without the need for Landlord’s prior consent if such assignment or sublease is to any parent, subsidiary or affiliate business entity which the initially named Tenant controls, is controlled by or is under common control with (each, an “Affiliate”) provided that: (i) at least thirty (30) days prior to such assignment or sublease, Tenant delivers to Landlord the financial statements or other financial and background information of the assignee or sublessee as required for other Transfers; (ii) if the transfer is an assignment, the assignee assumes, in full, the obligations of Tenant under this Lease (or if a sublease, the sublessee of all or any portion of the Premises, for all or any portion of the remaining Term assumes, in full, the obligations of Tenant with respect thereto); (iii) the financial audited net worth of the assignee or sublessee as of the time of the proposed Transfer is sufficient for such assignee or sublessee to fulfill its obligations pursuant to such assignment or sublease; (iv) Tenant remains fully liable under this Lease; and (v) the use of the Premises set forth herein remains unchanged. As used in this section, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies through ownership of at least fifty-one percent (51%) of the securities or partnership or other ownership interests of the entity subject to control.
(i)    Statutory Waiver. Tenant hereby waives the provisions of Section 1995.310 of the California Civil Code, and any similar or successor Laws, now or hereafter in effect, and all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under applicable Law, on behalf of the proposed Transferee.
(j)    Prohibited Transaction. Notwithstanding anything to the contrary contained in this Section 41, neither Tenant nor any other person having a right to possess, use, or occupy (for convenience, collectively referred to in this subsection as “Use”) the Premises shall enter into any lease, sublease, license, concession or other agreement for Use of all or any portion of the Premises which provides for rental or other payment for such Use based, in whole or in part, on the net income or profits derived by any person that leases, possesses, uses, or occupies all or any portion of the Premises (other than an amount based on a fixed percentage or percentages of receipts or sales), and any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a transfer of any right or interest in, or as a grant of the right to Use, all or any part of the Premises.
42.    Sale. In the event the original Landlord hereunder, or any successor owner of the Building, shall sell or convey the Building, all liabilities and obligations on the part of the original Landlord, or such successor owner, under this Lease accruing thereafter shall terminate, and thereupon all such liabilities and obligations shall be binding upon the new owner. Tenant agrees to attorn to such new owner.

43.    Limitation of Liability. Landlord’s obligations and liability with respect to this Lease shall be limited solely to the lesser of (a) the interest of Landlord in the Property, or (b) the equity interest Landlord would have in the Property if the Property were encumbered by third party debt in an amount equal to seventy percent (70%) of the value of the Property. Neither Landlord, any partner or member of Landlord, or any officer, director, shareholder, or partner or member of any partner or member of Landlord, shall have any individual or personal liability whatsoever with respect to this Lease. Notwithstanding any other provision of this Lease to the contrary, in no event shall Landlord be liable to Tenant for any lost profits, damage to business, or any form of special, indirect or consequential damage on account of any default or breach by Landlord under this Lease or otherwise.
44.    Broker Disclosure. The Landlord’s Broker identified in the Basic Lease Provisions has acted as agent for Landlord in this transaction and is to be paid a commission by Landlord pursuant to a separate agreement. The Tenant’s Broker identified in the Basic Lease Provisions has acted as agent for Tenant in this transaction and is to be paid its commission out of Landlord’s Broker’s commission pursuant to a separate agreement with Landlord’s Broker. Landlord represents that Landlord has dealt with no other broker other than the broker(s) identified herein. Landlord agrees that, if any other broker makes a claim for a commission based upon the actions of Landlord, Landlord shall indemnify, defend, protect and hold Tenant harmless from any such claim. Tenant represents that Tenant has dealt with no broker other than the broker(s) identified herein. Tenant agrees that, if any other broker makes a claim for a commission based upon the alleged actions of Tenant, Tenant shall indemnify, defend, protect and hold Landlord harmless from any such claim. The indemnity obligations set forth herein shall survive the expiration or any earlier termination of this Lease.
45.    Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.
46.    Construction of this Agreement. No failure of Landlord to exercise any power given Landlord hereunder, or to insist upon strict compliance by Tenant of its obligations hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of Landlord’s right to demand exact compliance with the terms hereof. No amendment of this Lease shall be valid unless the same is in writing and signed by the parties. Subject to the provisions of Section 41, this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors, and permitted assigns. This Lease shall be construed in accordance with and governed by the laws of the State of California. Nothing in this Lease creates any relationship between the parties other than that of lessor and lessee and nothing in this Lease constitutes Landlord a partner of Tenant or a joint venturer or member of a common enterprise with Tenant.
47.    Paragraph Titles; Severability. The paragraph titles used herein are not to be considered a substantive part of this Lease, but merely descriptive aids to identify the respective paragraphs to which they refer. Use of the masculine gender includes the feminine and neuter, and vice versa, where necessary to impart contextual continuity. If any paragraph or provision herein is held invalid by a court of competent jurisdiction, all other paragraphs or severable provisions of this Lease shall not be affected thereby, but shall remain in full force and effect.
48.    Cumulative Rights. All rights, powers and privileges conferred hereunder upon Landlord shall be cumulative with those available under applicable Law.
49.    Entire Agreement. This Lease contains the entire agreement of the parties and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect.
50.    Submission of Agreement. Submission of this Lease to Tenant for signature does not constitute an offer, a reservation of space or an option to lease or to acquire a right of entry. This Lease is not binding or effective until execution by and delivery to both Landlord and Tenant.
51.    Authority. If Tenant or Landlord executes this Lease as a corporation, limited partnership, limited liability company or any other type of entity, each of the persons executing this Lease on behalf of Tenant or Landlord, as the case may be, does hereby personally represent and warrant that Tenant or Landlord, as the case may be, is a duly organized and validly existing corporation, limited partnership, limited liability company or other type of entity, that Tenant or Landlord, as the case may be, is qualified to do business in the State where the Building is located, that Tenant or Landlord, as the case may be, has full right, power and authority to enter into this Lease, and that each person signing on behalf of Tenant or Landlord, as the case may be, is authorized to do so. In the event any such representation and warranty is false, all persons who execute this Lease shall be individually, jointly and severally, liable as Tenant or Landlord, as the case may be. Upon Landlord’s or Tenant’s request, as the case may be, the requested party shall provide to the requesting party evidence reasonably satisfactory to the requesting party confirming the foregoing representations and warranties.
52.    Options.
(a)    Right of First Offer.
(i)    Generally. Subject to the rights of Building tenants existing as of the Effective Date (“Superior Rights”), Tenant shall have a one-time right of first offer with respect to any space which becomes Available for Lease (described below) on the fifth (5th) floor of the Steuart Tower (the “Offering Space”). Offering Space shall be deemed to be “Available for Lease” as follows: (i) with respect to any Offering Space that is under lease from time to time to third parties, such Offering Space shall be deemed to be Available for Lease when Landlord has determined that such third party will not extend or renew the term of its lease for the Offering Space and no occupant has a Superior Right which is subject to exercise, or (ii) with respect to any Offering Space that is not under lease, such Offering Space shall be deemed to be Available for lease when Landlord has determined to market such space for lease and no occupant has a Superior Right which is subject to exercise. After Landlord has determined that any portion of Offering Space is Available for Lease, Landlord shall advise Tenant (the “Advice”) of the terms under which Landlord is prepared to lease such portion of the Offering Space to Tenant for a term which is the greater of (x) the remainder of the Term and (y) three (3) years. Except in the case of unexpected availability due to the default by an existing occupant of any Offering Space under their lease for such space, Landlord shall not deliver an Advice to Tenant regarding any portion of the Offering Space less than three (3) months prior to the anticipated date of availability of the applicable Offering Space. If Landlord delivers an Advice to Tenant, Tenant may lease the Offering Space described in such Advice in its entirety only, under such terms, by delivering written notice of exercise to Landlord (“Notice of Exercise”) within ten (10) business days after the date of delivery of the Advice, except that Tenant shall have no such Right of First Offer and Landlord need not provide Tenant with an Advice, if:
(A)    Tenant is in Default at the time Landlord would otherwise deliver the Advice; or
(B)    the Premises, or any portion thereof, is sublet (other than pursuant to a transaction meeting the requirements of Section 41(h) of the Lease) at the time Landlord would otherwise deliver the Advice; or
(C)    the Lease has been assigned (other than pursuant to a transaction meeting the requirements of Section 41(h) of the Lease) prior to the date Landlord would otherwise deliver the Advice; or
(D)    Tenant is not occupying all of the Premises on the date Landlord would otherwise deliver the Advice.
(ii)    Terms. The term for the Offering Space shall commence upon the commencement date stated in the Advice and thereupon such Offering Space shall be considered a part of the Premises, provided that all of the terms stated in the Advice shall govern Tenant’s leasing of the Offering Space and only to the extent that they do not conflict with the Advice, the terms and conditions of the Lease shall apply to the Offering Space.
(iii)    Limitation on Right of First Offer. The rights of Tenant hereunder with respect to any portion of the Offering Space shall terminate on the earlier to occur of: (i) with respect to any portion of the Offering Space that is the subject of an Advice, Tenant’s failure to exercise its Right of First Offer within the ten (10) business day period described above, and (ii) with respect to any portion of the Offering Space which would otherwise have been the subject of an Advice, the date Landlord would have provided Tenant an Advice if Tenant had not been in violation of one or more of the conditions set forth in clauses (A) through (D) of Section 5.2(a)(i) above.
(iv)    Offering Amendment. If Tenant exercises its Right of First Offer, Landlord shall prepare an amendment (the “Offering Amendment”) adding the Offering Space to the Premises on the terms set forth in the Advice and reflecting the changes in the Base Rent, Rentable Square Footage of the Premises, Tenant’s Share and other appropriate terms. A copy of the Offering Amendment shall be (i) sent to Tenant within a reasonable time after receipt of the

Notice of Exercise executed by Tenant, and (ii) executed by Tenant and returned to Landlord within fifteen (15) Business Days thereafter, but an otherwise valid exercise of the Right of First Offer shall be fully effective whether or not the Offering Amendment is signed.
(b)    Renewal Option.
(i)    Grant of Option; Conditions. Tenant shall have the right to extend the Term of the Lease (the “Renewal Option”) for one (1) additional period of five (5) years, commencing on November 1, 2018 and ending on October 31, 2023 (the “Renewal Term”), if:
(A)    Landlord receives irrevocable notice of exercise (“Initial Renewal Notice”) no earlier than September 30, 2017 and no later than April 30, 2018; and
(B)    Tenant is not in Default both at the time that Tenant delivers its Initial Renewal Notice and as of the Expiration Date; and
(C)    Tenant, without reference to any subtenants (other than pursuant to a transaction meeting the requirements of Section 41(h)), occupies at least seventy five percent (75%) of the rentable area of the Premises both at the time that Tenant delivers its Initial Renewal Notice and as of the Expiration Date; and
(D)    Tenant’s interest in the Lease has not been assigned (other than pursuant to a transaction meeting the requirements of Section 41(h)) prior to the date that Tenant delivers its Initial Renewal Notice and as of the Expiration Date.
(ii)    Terms Applicable to Premises During Renewal Term. The initial Base Rent rate per rentable square foot of the Premises during the Renewal Term shall equal the Prevailing Market (hereinafter defined) rate per rentable square foot for the Premises as of the date that is one (1) year prior to the Expiration Date. Base Rent during the Renewal Term shall increase by $1.00 per rentable square foot per annum during the Renewal Term. Tenant shall pay Expenses, Taxes and Insurance Expenses for the Premises during the Renewal Term in accordance with the terms of the Lease, with a Base Year of 2018.
(iii)    Initial Procedure for Determining Prevailing Market. Within thirty (30) days after receipt of Tenant’s Initial Renewal Notice, Landlord shall advise Tenant of the applicable Base Rent rate for the Premises for the Renewal Term. Within thirty (30) days after the date on which Landlord advises Tenant of the applicable Base Rent rate for the Renewal Term, Tenant shall either (i) give Landlord final binding written notice (“Binding Notice”) of Tenant’s agreement with Landlord’s determination of the Prevailing Market rate for the Renewal Term, or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of rejection (the “Rejection Notice”). If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such thirty (30) day period, Tenant will be deemed to have delivered a Rejection Notice. If Tenant provides (or is deemed to have provided) Landlord with a Binding Notice, Landlord and Tenant shall enter into the Renewal Amendment (as defined below) upon the terms and conditions set forth herein. If Tenant provides (or is deemed to have provided) Landlord with a Rejection Notice, Landlord and Tenant shall work together in good faith to agree upon the Prevailing Market rate for the Premises during the Renewal Term. Upon agreement, Landlord and Tenant shall enter into the Renewal Amendment in accordance with the terms and conditions hereof. Notwithstanding the foregoing, if Landlord and Tenant fail to agree upon the Prevailing Market rate within thirty (30) days after the date Tenant provides (or is deemed to have provided) Landlord with a Rejection Notice (the “Negotiation Period”), the Prevailing Market rate will be determined in accordance with the arbitration procedures described below.
(iv)    Arbitration Procedure.
(A)    Landlord and Tenant, within five (5) days after the date of expiration of the Negotiation Period, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate for the Premises during the Renewal Term (collectively referred to as the “Estimates”). If the higher of such Estimates is not more than 105% of the lower of such Estimates, then Prevailing Market rate shall be the average of the two Estimates. If the Prevailing Market rate is not resolved by the exchange of Estimates, then, within fourteen (14) days after the exchange of Estimates, Landlord and Tenant shall each select a real estate broker to determine which of the two Estimates most closely reflects the Prevailing Market rate for the Premises during the Renewal Term. Each such real estate broker so selected shall have had at least the immediately preceding ten (10) years’ experience as a real estate broker leasing first-class office space in the San Francisco financial district, with working knowledge of current rental rates and practices.
(B)    Upon selection, Landlord’s and Tenant’s brokers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Premises. The Estimate chosen by the brokers shall be binding on both Landlord and Tenant. If either Landlord or Tenant fails to appoint a broker within the fourteen (14) day period referred to above, the broker appointed by the other party shall be the sole broker for the purposes hereof. If the two brokers cannot agree upon which of the two Estimates most closely reflects the Prevailing Market within twenty (20) days after their appointment, then, within fourteen (14) days after the expiration of such twenty (20) day period, the two brokers shall select a third broker meeting the aforementioned criteria. Once the third broker (the “Arbitrator”) has been selected as provided for above, then, as soon thereafter as practicable but in any case within fourteen (14) days, the Arbitrator shall make his or her determination of which of the two Estimates most closely reflects the Prevailing Market rate and such Estimate shall be binding on both Landlord and Tenant. The parties shall share equally in the costs of the Arbitrator. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert.
(C)    If the Prevailing Market rate has not been determined by the commencement date of the Renewal Term, Tenant shall pay Base Rent upon the terms and conditions in effect during the last month of the Term for the Premises until such time as the Prevailing Market rate has been determined. Upon such determination, the Base Rent for the Premises shall be retroactively adjusted to the commencement of the Renewal Term. If such adjustment results in an underpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within thirty (30) days after the determination thereof. If such adjustment results in an overpayment of Base Rent by Tenant, Landlord shall credit such overpayment against the next installment of Base Rent due under the Lease and, to the extent necessary, any subsequent installments, until the entire amount of such overpayment has been credited against Base Rent.
(v)    Renewal Amendment. If Tenant is entitled to and properly exercises the Renewal Option, Landlord shall prepare an amendment (the “Renewal Amendment”) to reflect changes in the Base Rent, Base Year, term, termination date and other appropriate terms. Tenant shall execute and return the Renewal Amendment to Landlord within fifteen (15) Business Days after Tenant’s receipt of same, but an otherwise valid exercise of the Renewal Option shall be fully effective whether or not the Renewal Amendment is executed.
(vi)    Prevailing Market. For purposes hereof, “Prevailing Market” shall mean the arms’ length fair market annual rental rate per rentable square foot under new and renewal leases and amendments with terms commencing on or about the date on which the Prevailing Market is being determined hereunder, for tenants of comparable credit worthiness to the Tenant, for space comparable to the Premises in the Building and in the following office buildings: 101 California Street, Four Embarcadero Center, 555 California Street and the Transamerica Pyramid. The determination of Prevailing Market shall take into account any material economic differences between the terms of this Lease and any comparison lease or amendment, such as, but not limited to, lease term, escalations, condition of the premises, rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes, as well as the level of improvements existing in the Premises.
53.    Guaranty. Concurrently with Tenant’s execution and delivery of this Lease to Landlord, Tenant shall cause the Guarantor identified in the Basic Lease Provisions to execute a Guaranty of the obligations of Tenant under this Lease in the form of Exhibit F attached hereto and made a part hereof. Guarantor’s execution and delivery of such Guaranty is an express condition precedent of Landlord’s obligations and Tenant’s rights hereunder. If Tenant does not deliver the Guaranty, duly executed by Guarantor, to Landlord within ten (10) business days after the Effective Date, Landlord, at Landlord’s sole discretion, may terminate this Lease by notice to Tenant.
54.    Asbestos Notification. Tenant acknowledges that Tenant has received the asbestos notification letter attached to this Lease as Exhibit G hereto, disclosing the existence of asbestos in the Building. As part of Tenant’s obligations under this Lease, Tenant agrees to comply with the California “Connelly Act” and other applicable Laws, including providing copies of Landlord’s asbestos notification letter to all of Tenant’s “employees” and “owners,” as those terms are defined in the Connelly Act and other applicable Laws.
55.    OFAC and Anti-Money Laundering Compliance Certifications. Each party hereby represents, certifies and warrants to the other party as follows: (i) it is not named and is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any

Executive Order, including without limitation Executive Order 13224, or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enacted, enforced or administered by the Office of Foreign Assets Control (“OFAC”); (ii) it is not engaged in this transaction, directly or indirectly, for or on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation. Tenant further represents, certifies and warrants to Landlord that none of the proceeds used to pay rent have been or will be derived from a “specified unlawful activity” as defined in the Money Laundering Control Act of 1986, as amended, or any other applicable laws regarding money laundering activities. Furthermore, each party agrees to immediately notify the other if it was, is, or in the future becomes, a “senior foreign political figure” or an immediate family member or close associate of a “senior foreign political figure,” within the meaning of Section 312 of the USA PATRIOT Act of 2001, as the same may be amended from time to time. Notwithstanding anything in this Lease to the contrary, the parties understand that this Lease is a continuing transaction and that the foregoing representations, certifications and warranties are ongoing and shall be and remain true and in force on the date hereof and throughout the Term of this Lease and that any breach thereof shall be a Default (not subject to any notice or cure rights) giving rise to any and all remedies hereunder, and each party hereby agrees to defend, indemnify and hold the other harmless from and against any and all claims, damages, losses, risks, liabilities, fines, penalties, forfeitures and expenses (including without limitation costs and attorneys’ fees) arising from or related to any breach of the foregoing representations, certifications and warranties.
56.    Counterparts; Telecopied or Electronic Signatures. This Lease may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument. In order to expedite the transaction contemplated herein, telecopied signatures or signatures transmitted by electronic mail in so-called “pdf” format may be used in place of original signatures on this Lease. Landlord and Tenant intend to be bound by the signatures on the telecopied or e-mailed document, are aware that the other party will rely on the telecopied or e-mailed signatures, and hereby waive any defenses to the enforcement of the terms of this Lease based on such telecopied or e-mailed signatures. Promptly following request by either party, the other party shall provide the requesting party with original signatures on this Lease.
IN WITNESS WHEREOF, Landlord and Tenant have executed this instrument as of the date set forth on the first page hereof.
LANDLORD:
PPF PARAMOUNT ONE MARKET PLAZA OWNER, L.P., a Delaware limited partnership
By:     PPF PARAMOUNT GP, LLC, a Delaware limited liability company
By:    /s/ JOLANTA K. BOTT
Name:        JOLANTA K. BOTT
Title:        Vice President

TENANT:

VELTI USA, Inc., a Delaware corporation

By:    /s/ SALLY J. RAU
Name:        SALLY J. RAU
Its:    Chief Administrative Officer,
General Counsel and Secretary
Tenant’s Federal Tax I.D. Number     20-3774475